                                                                 EXHIBIT 10(iii)


                                CREDIT AGREEMENT



         THIS CREDIT AGREEMENT dated as of July 16, 1996, among GLOBAL PAYMENT SYSTEMS LLC, a limited liability company organized under the laws of Georgia, the LENDERS listed on the signature pages hereof, and THE FIRST NATIONAL BANK OF CHICAGO, as Agent.

                 The parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         SECTION 1.01.    Definitions.  The terms as defined in this Section
1.01 shall, for all purposes of this Agreement and any amendment hereto (except as herein otherwise expressly provided or unless the context otherwise requires), have the meanings set forth herein:

         "Absolute Rate" means, with respect to an Absolute Rate Loan made by a Lender for the relevant Absolute Rate Interest Period, the rate of interest per annum (rounded to the nearest 1/10,000 of 1%) offered by such Lender and accepted by the Borrower pursuant to Section 2.04(f).

         "Absolute Rate Advance" means a Borrowing hereunder consisting of the aggregate amount of the several Absolute Rate Loans made by some or all of the Lenders to the Borrower at the same time and for the same Absolute Rate Interest Period.

         "Absolute Rate Auction" means a solicitation of Competitive Bid Quotes setting forth Absolute Rates pursuant to Section 2.04.

         "Absolute Rate Interest Period" means, with respect to an Absolute Rate Advance or Absolute Rate Loan, a period of not less than 7 and not more than 180 days commencing on a Business Day selected by the Borrower pursuant to this Agreement, but in no event extending beyond the Facility Termination Date. If an Absolute Rate Interest Period would end on a day which is not a Business Day, such Absolute Rate Interest Period shall end on the next succeeding Business Day.

         "Absolute Rate Loan" means a Loan which bears interest at the Absolute Rate.

         "Acquisition" means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation, limited liability company or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such
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power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

         "Advance" means a Borrowing hereunder (or, in the case of a Committed Advance, the conversion or continuation thereof) consisting of the aggregate amount of the several Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date (or date of conversion or continuation), of the same Type (or, in the case of a Competitive Bid Advance, on the same interest basis) and, in the case of a Fixed Rate Advance, for the same Interest Period, and includes both a Committed Advance and a Competitive Bid Advance.

         "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person"),
(ii) any Person (other than the Borrower) which is controlled by or is under common control with a Controlling Person, or (iii) any Person of which the Borrower owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         "Agent" means The First National Bank of Chicago, a national banking association organized under the laws of the United States of America, in its capacity as agent for the Lenders hereunder, its successors and permitted assigns in such capacity, and any other Person appointed as Agent in accordance with Section 8.09.

         "Agent's Letter Agreement" means that certain letter agreement dated as of May 16, 1996, between the Borrower and the Agent relating to certain fees from time to time payable by the Borrower to the Agent, together with all amendments and supplements thereto.

         "Aggregate Commitment" means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

         "Agreement" means this Credit Agreement, together with all amendments and supplements hereto and all restatements hereof.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 1/2%.

         "Applicable Margin" means, at any date of determination thereof with respect to any Committed Advance, the respective rates per annum for such Committed Advance calculated in accordance with Section 2.05(c).

         "Approved Investment Policy" means, with respect to the Borrower or any Subsidiary, the cash investments policy formally approved by its Board of Directors from time to time, a copy of





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which policy as in effect on the Closing Date has been delivered to the Agent, together with any subsequent amendment, exception or supplement thereto, to the extent a copy of such amendment, exception or supplement has previously been delivered to the Agent.

         "Asset Purchase and Contribution Agreement" means the Asset Purchase and Contribution Agreement dated as of February 22, 1996, among Mastercard International Incorporated, National Data Corporation, and POS Acquisition Company LLC, as amended by Amendment No. 1 to Asset Purchase and Contribution Agreement dated as of February 22, 1996, among National Data Corporation, Mastercard International Incorporated, Global Payment Systems LLC, GPS Holding Limited Partnership, National Data Corporation of Canada, Ltd., National Data Payment Systems, Inc., and NDC International, Ltd.

         "Assignee" has the meaning set forth in Section 9.08(c)

         "Assignment Agreement" means an Assignment Agreement executed in accordance with Section 9.08(c) in the form attached hereto as Exhibit F.

         "Authorized Officer" means any of the President, Chief Financial Officer, Treasurer, or Secretary of the Borrower, acting singly.

         "Borrower" means Global Payment Systems LLC, a Georgia limited liability company, and its successors and permitted assigns (including, without limitation, a business corporation organized under the laws of any state of the United States succeeding to all the assets and businesses of Global Payment Systems LLC in a Permitted LLC Conversion).

         "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower pursuant to Article II.

         "Borrowing Date" means a date on which an Advance is made hereunder.

         "Business Day" means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

         "Capital Expenditures" means, without duplication, any expenditures for any purchase or other acquisition of any asset that would be classified as a fixed or capital asset on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

         "Capital Stock" means any nonredeemable capital stock (or in the case of a limited liability company, the members' equivalent equity interest) of the Borrower or any Consolidated





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Subsidiary (to the extent issued to a Person other than the Borrower), whether common or preferred.

         "Capitalized Lease" of a Person means any lease of Property by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

         "CERCLA" means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Section 9601 et. seq. and its implementing regulations and amendments.

         "CERCLIS" means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

         "Closing Date" means the date on which all conditions set forth in
Section 3.01 are fulfilled.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Federal tax code.

         "Commitment" means, for each Lender, the obligation of such Lender to make Committed Loans not exceeding the applicable amount set forth opposite its signature below or as set forth in any Notice of Assignment relating to any assignment that has become effective pursuant to Section 9.08(c), as such amount may be reduced from time to time pursuant to the terms hereof.

         "Commitment Reduction Date" means July 16, 1997.

         "Committed Advance" means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Committed Loans made by the Lenders to the Borrower, on the same Borrowing Date (or date of conversion or continuation), of the same Type and, in the case of a Fixed Rate Committed Advance, for the same Interest Period.

         "Committed Borrowing Notice" is defined in Section 2.03(f).

         "Committed Loan" means, with respect of a Lender, a Loan made by such Lender pursuant to Section 2.03.

         "Committed Note" means a promissory note, substantially in the form of Exhibit "A-1" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender in the amount of its Commitment, including any amendment, modification, renewal or replacement of such promissory note.

         "Competitive Bid Advance" means a borrowing hereunder consisting of the aggregate amount of the several Competitive Bid Loans made by some or all of the Lenders to the Borrower on the same Borrowing Date, at the same interest basis, and for the same Interest Period.





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         "Competitive Bid Borrowing Notice" is defined in Section 2.04(f).

         "Competitive Bid Loan" means, with respect of a Lender, a Loan made by such Lender pursuant to Section 2.04.

         "Competitive Bid Margin" means the margin above or below the applicable Eurodollar Base Rate offered for a Eurodollar Bid Rate Loan, expressed as a percentage (rounded to the nearest 1/100 of 1%) to be added or subtracted from such Eurodollar Base Rate.

         "Competitive Bid Note" means a promissory note, substantially in the form of Exhibit "A-2" hereto, with appropriate insertions, duly executed and delivered to the Agent by the Borrower for the account of a Lender and payable to the order of such Lender, including any amendment, modification, renewal or replacement of such promissory note.

         "Competitive Bid Quote" means a Competitive Bid Quote, substantially in the form of Exhibit "D" hereto, completed and delivered by a Lender to the Agent in accordance with Section 2.04(d).

         "Competitive Bid Quote Request" means a Competitive Bid Quote Request, substantially in the form of Exhibit "B" hereto, completed and delivered by the Borrower to the Agent in accordance with Section 2.04(b).

         "Compliance Certificate" means a compliance certificate, substantially in the form of Exhibit "E" hereto, signed by the chief financial officer or chief accounting officer of the Borrower, showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Event of Default exists, or if any Default or Event of Default exists, stating the nature and status thereof.

         "Consolidated Cash Flow" means, as at any date of determination for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP, Consolidated Net Income, plus (to the extent deducted in calculating such Consolidated Net Income) the sum of (i) depreciation and amortization, (ii) non-cash interest on the Subordinated Distribution Notes, and (iii) all other non-cash charges (less non-cash gains).

         "Consolidated Debt" means at any date the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

         "Consolidated Fixed Charges" means, without duplication, as at any date of determination for any period, with respect to the Borrower and its Consolidated Subsidiaries on a consolidated basis for such period and in accordance with GAAP, the sum of (i) Consolidated Interest Expense, and (ii) all payment obligations of the Borrower and its Consolidated Subsidiaries under all Operating Leases and rental agreements.





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         "Consolidated Funded Debt" means at any date, with respect to the
Borrower and its Consolidated Subsidiaries on a consolidated basis as of such date and in accordance with GAAP, Consolidated Debt (excluding therefrom, however, (i) Guarantees of Debt of the Borrower or any Subsidiary, respectively, by the Borrower or any Subsidiary, and (ii) the aggregate principal amount of the Subordinated Distribution Notes up to a maximum sum equal to the Subordinated Distribution Threshold).

         "Consolidated Interest Expense" means, as at any date of determination for any period, without duplication, interest, whether expensed or capitalized, in respect of outstanding Consolidated Debt of the Borrower and its Consolidated Subsidiaries during such period; provided, that, in determining Consolidated Interest Expense, (i) interest on Debt referred to in clauses
(viii) and (ix) of the definition of Debt shall only be included to the extent that the Borrower's or any Consolidated Subsidiary's obligation to pay such Debt is not contingent in nature, as of any date of determination, and (ii) non-cash interest provided in the Subordinated Distribution Notes shall only be included to the extent payable in respect of Subordinated Distribution Notes in excess of the Subordinated Distribution Threshold.

         "Consolidated Net Income" means, as at any date of determination for any period, the Net Income of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period, but excluding (i) extraordinary items (including, without limitation, the Excluded Organizational Charges) and (ii) any equity interests of the Borrower or any Subsidiary in the unremitted earnings of any Person that is not a Subsidiary.

         "Consolidated Net Worth" means, at any date, the shareholders' (or in the case of a limited liability company, the members') equity of the Borrower and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Shareholders' equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

         "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

         "Contribution Agreement" means a Contribution Agreement substantially in the form of Exhibit "J" executed and delivered by one or more Subsidiary Guarantors in favor of the Agent, for the ratable benefit of the Lenders, together with all amendments and supplements thereto.





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         "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code.

         "Conversion/Continuation Notice" is defined in Section 2.03(g).

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by First Chicago from time to time, changing when and as said corporate base rate changes.

         "Debt" of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,
(iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under Capitalized Leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker's acceptance, (vi) all Redeemable Preferred Stock of such Person, (vii) all obligations (regardless of whether contingent or absolute) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (ix) all Debt of others Guaranteed by such Person, and (x) the present value of estimated future payments payable in connection with earn-out agreements executed in connection with Acquisitions by such Person, all as determined in accordance with GAAP.

         "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Dollars" or "$" means dollars in lawful currency of the United States of America.

         "Environmental Authorizations" means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Borrower required by any Environmental Requirement.

         "Environmental Authority" means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

         "Environmental Judgments and Orders" means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.





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         "Environmental Liabilities" means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

         "Environmental Notices" means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any, violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

         "Environmental Proceedings" means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

         "Environmental Releases" means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

         "Environmental Requirements" means any legal requirement relating to health, safety or the environment and applicable to the Borrower, any Subsidiary or the Properties, including but not limited to any such requirement under CERCLA or similar state legislation and all federal, state and local laws, ordinances, regulations, orders, writs, decrees and common law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

         "Eurodollar Advance" means a Eurodollar Committed Advance or a Eurodollar Bid Rate Advance, as applicable.

         "Eurodollar Auction" means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins pursuant to Section 2.04.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Advance for the relevant Eurodollar Interest Period, the rate determined by the Agent to be the rate at which First Chicago offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11 a.m. (London time) two Business Days prior to the first day of such Eurodollar Interest Period, in the approximate amount of First Chicago's relevant Eurodollar Loan, or, in the case of a Eurodollar Bid Rate Advance, the amount of the Eurodollar Bid Rate Advance requested by the Borrower, and having a maturity approximately equal to such Eurodollar Interest Period.

         "Eurodollar Bid Rate" means, with respect to a Eurodollar Bid Rate Loan made by a Lender for the relevant Eurodollar Interest Period, the sum of
(i) the Eurodollar Base Rate and (ii) the Competitive Bid Margin offered by such Lender and accepted by the Borrower pursuant to Section 2.04(f).





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         "Eurodollar Bid Rate Advance" means a Competitive Bid Advance which bears interest at a Eurodollar Bid Rate.

         "Eurodollar Bid Rate Loan" means a Competitive Bid Loan which bears interest at a Eurodollar Bid Rate.

         "Eurodollar Committed Advance" means a Committed Advance which bears interest at a Eurodollar Rate.

         "Eurodollar Committed Loan" means a Committed Loan which bears interest at a Eurodollar Rate.

         "Eurodollar Interest Period" means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Eurodollar Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

         "Eurodollar Loan" means a Eurodollar Committed Loan or a Eurodollar Bid Rate Loan, as applicable.

         "Eurodollar Rate" means, with respect to a Eurodollar Committed Advance for the relevant Eurodollar Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Eurodollar Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Eurodollar Interest Period, plus (ii) the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Event of Default" has the meaning set forth in Section 7.01.

         "Excluded Organizational Charges" means those restructuring and asset impairment charges, as described in the April 29, 1996 press release issued by National Data Corporation, in an aggregate amount not to exceed $22,500,000 (before taxes) to the extent, if any, such charges may be reflected on the Borrower's financial statements for the Fiscal Quarter ending May 31, 1996 or August 31, 1996, in connection with the organization of the Borrower and related transactions.





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         "Facility Termination Date" means July 16, 1999 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10 a.m. (Chicago time) on such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent in its sole discretion.

         "Financial Institution" has the meaning ascribed thereto in O.C.G.A.
Section 7-1-4(21) as of the date hereof.

         "First Chicago" means The First National Bank of Chicago in its individual capacity, and its successors.

         "Fiscal Quarter" means any fiscal quarter of the Borrower.

         "Fiscal Year" means any fiscal year of the Borrower.

         "Fixed Rate" means the Absolute Rate, the Eurodollar Rate, or the Eurodollar Bid Rate.

         "Fixed Rate Advance" means an Advance which bears interest at a Fixed Rate.

         "Fixed Rate Committed Advance" means a Committed Advance which bears interest at a Fixed Rate.

         "Fixed Rate Loan" means a Loan which bears interest at a Fixed Rate.

         "Floating Rate" means, for any day, a rate per annum equal to the Alternate Base Rate for such day, in each case changing when and as the Alternate Base Rate changes.

         "Floating Rate Advance" means a Committed Advance which bears interest at the Floating Rate.

         "Floating Rate Loan" means a Committed Loan which bears interest at the Floating Rate.

         "Funded Debt to Cash Flow Ratio" means, as of the end of any Fiscal Quarter, the ratio of Consolidated Funded Debt as of such date to Consolidated Cash Flow for the period indicated.





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         "GAAP" means generally accepted accounting principles applied on a basis consistent with those which, in accordance with Section 1.02, are to be used in making the calculations for purposes of determining compliance with the terms of this Agreement.

         "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to provide collateral security, to take-or-pay, or to maintain financial statement conditions or otherwise) or
(ii) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

         "Hazardous Materials" includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. Section 6901 et. seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) "hazardous substance", "pollutant", or "contaminant" as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by-product, including, crude oil or any fraction thereof
(d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

         "Income Available for Fixed Charges" means, as at any date of determination for any period, without duplication, Consolidated Net Income plus the sum of the following items (to the extent deducted in calculating such Consolidated Net Income): (i) Consolidated Interest Expense, (ii) all payment obligations of the Borrower and its Consolidated Subsidiaries for such period under all operating leases and rental agreements, and (iii) taxes on income, all determined with respect to the Borrower and its Consolidated Subsidiaries for such period on a consolidated basis and in accordance with GAAP.

         "Interest Period" means an Absolute Rate Interest Period or a Eurodollar Interest Period.

         "Investment" means any investment in any Person, whether by means of purchase or acquisition of obligations or securities of such Person, capital contribution to such Person, loan or advance to such Person, making of a time deposit with such Person, Guarantee or assumption of any obligation of such Person or otherwise.





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         "Invitation for Competitive Bid Quotes" means an Invitation for
Competitive Bid Quotes, substantially in the form of Exhibit "C" hereto, completed and delivered by the Agent to the Lenders in accordance with Section 2.04(c).

         "Lender" means each bank or other financial institution or lender listed on the signature pages hereof as having a Commitment, and its successors and permitted assigns.

         "Lending Installation" means, with respect to a Lender or the Agent, any office, branch, subsidiary or affiliate of such Lender or the Agent.

         "Lending Office" means, as to each Lender, its office located at its address set forth on the signature pages hereof (or identified on the signature pages hereof as its Lending Office) or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower and the Agent.

         "Level I Status" exists at any date if the Funded Debt to Cash Flow Ratio is less than 1.0 to 1.0.

         "Level II Status" exists at any date if the Funded Debt to Cash Flow Ratio is greater than or equal to 1.0 to 1.0, but less than 2.0 to 1.0.

         "Level III Status" exists at any date if the Funded Debt to Cash Flow Ratio is greater than or equal to 2.0 to 1.0, but less than 3.0 to 1.0.

         "Level IV Status" exists at any date if the Funded Debt to Cash Flow Ratio is greater than or equal to 3.0 to 1.0.

         "Lien" means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement, which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guarantee, whether by consensual agreement or by operation of statute or other law. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

         "LLC Conversion" means the transaction or series of related transactions (including, without limitation, a merger, reorganization, liquidation, or transfer of members' interests or assets) pursuant to which a business corporation organized under the laws of a state of the United States, the shares of which are owned by the members of the Borrower immediately prior to such transaction(s) in the same proportion as their respective members' interests in the Borrower immediately following such transaction(s), succeeds to all assets and businesses of the Borrower as in existence immediately prior to such transaction(s).

         "LLC Conversion Date" means the date on which a Permitted LLC Conversion is consummated and effective.

         "LLC Operating Agreement" means the Operating Agreement of Global Payment Systems LLC Limited Liability Company dated as of March 31, 1996, among Mastercard International Incorporated, GPS Holding Limited Partnership, National Data Corporation of Canada, Ltd., National Data Corporation, NDC International, Ltd., and National Data Payment Systems, Inc., as amended and in effect from time to time.

         "Loan" means, with respect to a Lender, a loan made by such Lender pursuant to Article II (or, in the case of a Committed Loan, any conversion or continuation thereof).

         "Loan Documents" means this Agreement and the Notes and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Agent or any Lender.

         "Long-Term Debt" means at any date any Consolidated Debt which matures (or the maturity of which may at the option of the Borrower or any Consolidated Subsidiary be extended such that it matures) more than one year after such date.

         "Margin Stock" means "margin stock" as defined in Regulations G, T, U or X.

         "Material Adverse Effect" means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, properties or prospects of Borrower and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Agent or the Lenders under the Loan Documents, or the ability of the Borrower or any Subsidiary Guarantor to perform its obligations under the Loan Documents to which it is a party (such obligations to include, without limitation, payment of the Obligations and observance and performance of the covenants set forth in Articles V and VI hereof), as applicable, or (c) the legality, validity or enforceability of any Loan Document.

         "Multiemployer Plan" shall have the meaning set forth in Section 4001(a) (3) of ERISA.

         "Net Income" means, as applied to any Person for any period, the aggregate amount of net income of such Person, after taxes and, in the case of the Borrower, after deducting all payments made pursuant to Section 6.04(a), for such period, as determined in accordance with GAAP.

         "Net Proceeds of Capital Stock" means any proceeds received or deemed received by the Borrower or a Consolidated Subsidiary in respect of the issuance or sale of Capital Stock or conversion of any Debt to Capital Stock, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Consolidated Subsidiary directly in connection with such issuance or sale of such Capital Stock or conversion of such Debt.

         "Notes" means, collectively, the Committed Notes and the Competitive Bid Notes; and "Note" means any one of the Notes.

         "Notice of Assignment" means a Notice of Assignment to be delivered pursuant to the provisions of the Assignment Agreement.

         "Obligations" means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Agent or any indemnified party hereunder arising under the Loan Documents.

         "Operating Lease" of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

         "Operating Subsidiary" means any Subsidiary which owns or acquires assets.

         "Participant" has the meaning set forth in Section 9.08(b).

         "Payment Date" means the first Business Day of each calendar month, commencing August 1, 1996.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted LLC Conversion" means an LLC Conversion effected and implemented in accordance with the conditions and requirements of Section 6.10(b).

         "Person" means an individual, a corporation, a limited liability company, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

         "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

         "Properties" means, as of the date of any determination, all real property currently owned, leased or otherwise used or occupied by the Borrower or any Subsidiary, wherever located.

         "Redeemable Preferred Stock" of any Person means any preferred stock (or in the case of a limited liability company, the members' equivalent equity interest) issued by such Person which is at any time prior to the Facility Termination Date either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

         "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Regulation G" means Regulation G of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         "Regulation T" means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

         "Reportable Event" means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or
Section 412(d) of the Code.

         "Required Lenders" means at any time Lenders having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment is no longer in effect, Lenders holding more than 50% of the aggregate outstanding principal amount of the sum of the Loans.

         "Reserve Requirement" means, with respect to a Eurodollar Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on new non-personal time deposits of $100,000 or more with a maturity equal to that of such Eurocurrency liabilities (in the case of Eurodollar Advances).

         "Restricted Investments" means cash investments in U.S. dollars in (i) U.S. Government securities and United States agency securities, including repurchase agreements with a short-term rating of A1 by Standard & Poor's Corporation ("S&P") or P1 by Moody's Investors Services, Inc. ("Moody's"), (ii) municipal securities rated AAA by S&P or AA by Moody's, (iii) certificates of deposit issued by a bank rated A1 by S&P or P1 by Moody's, (iv) commercial paper rated A1 by S&P or P1 by Moody's, (v) tender bonds or variable rate demand bonds supported by a letter of credit issued by a United States bank whose long-term certificates of deposit are rated AA by S&P or Aa by Moody's, and (vi) auction rate municipal securities (35-day auction cycle) with long-term debt ratings of AAA by S&P or Aaa by Moody's, provided that all such cash investments shall be made in accordance with the guidelines and other requirements of the Approved Investment Policy as in effect on the Closing Date, including without limitation, the requirement that an amount estimated to meet a minimum seven day cash requirement of the Borrower be held in overnight funds, and without giving effect to any exceptions to any such guidelines or requirements.

         "Restricted Payment" means (i) any dividend or other distribution on any of the Borrower's Capital Stock (except dividends payable solely in its Capital Stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any of the Borrower's Capital Stock (except as acquired upon the conversion thereof into additional Capital Stock) or (b) any option, warrant or other right to acquire any of the Borrower's Capital Stock.

         "Single Employer Plan" means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.

         "Status" means, at any date of determination, whichever of Level I Status, Level II Status, Level III Status, or Level IV Status exists at such time.

         "Subordinated Distribution Notes" means, collectively, the subordinated promissory notes in the form of Exhibit "G" hereto (including any "payment-in-kind" promissory notes issued thereunder) issued by the Borrower to its members as distributions under the LLC Operating Agreement.

         "Subordinated Distribution Threshold" means an aggregate principal amount of Subordinated Distribution Notes (excluding any "payment-in-kind" promissory notes issued thereunder) equal to $70,000,000.

         "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a Subsidiary of the Borrower.

         "Subsidiary Guarantee" means a Subsidiary Guarantee substantially in the form of Exhibit "I" executed and delivered by one or more Subsidiary Guarantors in favor of the Agent, for the ratable benefit of the Lenders, together with all amendments and supplements thereto.

         "Subsidiary Guarantor" means an Operating Subsidiary which has executed a Subsidiary Guarantee in connection herewith or will execute a Subsidiary Guarantee pursuant to Section 5.03.

         "Third Parties" means all lessees, sublessees, licensees and other users of the Properties, excluding those users of the Properties in the ordinary course of the Borrower's business and on a temporary basis.

         "Transferee" has the meaning set forth in Section 9.08(d)

         "Type" means (i) with respect to any Advance, its nature as an Absolute Rate Advance, a Eurodollar Bid Rate Advance, a Eurodollar Committed Advance, or a Floating Rate Advance and (ii) with respect to any Committed Advance, its nature as a Eurodollar Committed Advance or a Floating Rate Advance.

         "Wholly Owned Subsidiary" means any Subsidiary all of the capital stock (or in the case of a limited liability company, the members' equivalent equity interest) or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

         SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Lenders unless with respect to any such change concurred in by the Borrower's independent public accountants or required by GAAP, in determining compliance with any of the provisions of any of the Loan
Documents: (i) the Borrower shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Lenders shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 5.01, shall mean the financial statements referred to in Section 4.04).

         SECTION 1.03. References. Unless otherwise indicated, references in this Agreement to "Articles", "Exhibits", "Schedules", "Sections" and other Subdivisions are references to Articles, exhibits, schedules, sections and other subdivisions hereof.

         SECTION 1.04. Use of Defined Terms. All terms defined in this Agreement shall have the same defined meanings when used in any of the other Loan Documents, unless otherwise defined therein or unless the context shall require otherwise.

         SECTION 1.05.    Terminology.

                 (a) General. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular. Titles of Articles and Sections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

                 (b) Special Corporate Terminology. All references to corporate nature, the capital stock, stockholders, directors, articles or certificate of incorporation and by-laws, or such similar terms, of any Person shall, if such Person is a limited liability company, refer respectively to the limited liability company nature, the equity interest, members, managing member, articles of organization and operating agreement of such Person. In addition, after a Permitted LLC Conversion, all references to the Borrower's limited liability status, equity interest, members, managing member, articles of organization and operating agreement shall be deemed to refer respectively to Borrower's corporate nature, the capital stock, stockholders, directors, articles or certificate of incorporation and by-laws.

                                   ARTICLE II

                                  THE CREDITS

         SECTION 2.01. Description of Facility. Upon the terms and subject to the conditions set forth in this Agreement, the Lenders hereby grant to the Borrower a revolving credit facility pursuant to which: (i) each Lender severally agrees to make Committed Loans to the Borrower in accordance with
Section 2.03; and (ii) each Lender may, in its sole discretion, make bids to make Competitive Bid Loans to the Borrower in accordance with Section 2.04; provided that in no event may the aggregate principal amount of all outstanding Advances (including both the Committed Advances and the Competitive Bid Advances) exceed the Aggregate Commitment.

         SECTION 2.02. Availability of Facility. Subject to the terms and conditions of this Agreement, the revolving credit facility is available from the date of this Agreement to the Facility Termination Date, and the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.

         SECTION 2.03.    Committed Advances.

                 (a) Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Committed Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment then in effect. The Commitments to lend hereunder shall expire on the Facility Termination Date.

                 (b) Required Payments; Termination. Any outstanding Committed Advances and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date.

                 (c) Ratable Loans. Each Committed Advance hereunder shall consist of Committed Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

                 (d) Types of Committed Advances. The Committed Advances may be Eurodollar Committed Advances, Floating Rate Advances or a combination thereof, selected by the Borrower in accordance with Sections 2.03(f) and 2.03(g). The Committed Advances shall be evidenced by the Committed Notes.

                 (e) Minimum Amount of Each Committed Advance; Maximum Number of Advances. Each Eurodollar Committed Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), and each Floating Rate Advance shall be in the minimum amount of $500,000 (and in multiples of $100,000 if in excess thereof); provided, however, that any Floating Rate Advance may be in the amount of the unused Aggregate Commitment, and any Eurodollar Committed Advance may be in the amount of the unused Aggregate Commitment so long as such Advance is not less than $1,000,000; and provided, further, that the total combined number of Committed Advances and Competitive Bid Advances outstanding at any time shall not exceed ten (10) (with all Floating Rate Advances for purposes of the foregoing limitation being deemed to constitute a single Advance).

                 (f) Method of Selecting Types and Interest Periods for New Committed Advances. The Borrower shall select the Type of Committed Advance and, in the case of each Eurodollar Committed Advance, the Interest Period applicable to each such Eurodollar Committed Advance from time to time. The Borrower shall give the Agent irrevocable notice (a "Committed Borrowing Notice") not later than 10:00 a.m. (Chicago time) at least one Business Day before the Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Committed Advance, specifying:

       (i) the Borrowing Date, which shall be a Business Day, of such Committed Advance,

      (ii)       the aggregate amount of such Committed Advance,

     (iii)       the Type of Committed Advance selected, and

      (iv) in the case of each Eurodollar Committed Advance, the Interest Period applicable thereto.

Not later than noon (Chicago time) on each Borrowing Date, each Lender shall make available its Committed Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article IX. The Agent will make the funds so received from the Lenders available to the Borrower at the Agent's aforesaid address not later than 2:00 p.m. (Chicago time) on such date.

                 (g) Conversion and Continuation of Outstanding Committed Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Committed Advances. Each Eurodollar Committed Advance of any Type shall continue as a Eurodollar Committed Advance of such Type until the end of the then applicable Interest Period therefor, at which time such Eurodollar Committed Advance shall be automatically converted into a Floating Rate Advance unless the Borrower shall have given the Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Committed Advance either continue as a Eurodollar Committed Advance of such Type for the same or another Interest Period or be converted into a Committed Advance of another Type. Subject to the terms of Section 2.03(e), the Borrower may elect from time to time to convert all or any part of a Committed Advance of any Type into any other Type or Types of Committed Advances; provided that any conversion of any Eurodollar Committed Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The Borrower shall give the Agent irrevocable notice (a "Conversion/Continuation Notice") of each conversion of a Committed Advance or continuation of a Eurodollar Committed Advance not later than 10:00 a.m. (Chicago time) at least one Business Day, in the case of a conversion into a Floating Rate Advance, or three Business Days, in the case of a conversion into or continuation of a Eurodollar Committed Advance, prior to the date of the requested conversion or continuation, specifying:

       (i) the requested date which shall be a Business Day, of such conversion or continuation;

      (ii) the aggregate amount and Type of Committed Advance(s) which is [are] to be converted or continued; and

     (iii) the amount and Type(s) of Committed Advance(s) into which such Committed Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Committed Advance, the duration of the Interest Period applicable thereto.

         SECTION 2.04.    Competitive Bid Advances.

                 (a) Competitive Bid Option; Repayment of Competitive Bid Advances. In addition to Committed Advances pursuant to Section 2.03, but subject to the terms and conditions of this Agreement (including, without limitation, the limitations set forth in Section 2.01 as to the maximum aggregate principal amount of all outstanding Advances hereunder and as to the maximum combined number of Committed Advances and Competitive Bid Advances that may be outstanding at any time hereunder), the Borrower may, as set forth in this Section 2.04, request the Lenders, prior to the Facility Termination Date, to make offers to make Competitive Bid Advances to the Borrower. Each Lender may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section 2.04. Competitive Bid Advances shall be evidenced by the Competitive Bid Notes. Each Competitive Bid Advance shall be repaid in full by the Borrower on the last day of the Interest Period applicable thereto.

                 (b) Competitive Bid Quote Request. When the Borrower wishes to request offers to make Competitive Bid Loans under this Section 2.04, the Borrower shall transmit to the Agent by telex or facsimile transmission a Competitive Bid Quote Request so as to be received not later than (x) 10:00 a.m. (Chicago time) at least five Business Days prior to the Borrowing Date proposed therein, in the case of a Eurodollar Auction, or (y) 10:00 a.m. (Chicago time) at least one Business Day prior to the Borrowing Date proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed upon and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Absolute Rate Auction for which such change is to be effective), specifying:

         (i)     the proposed Borrowing Date for the proposed Competitive Bid
                 Advance;

         (ii) the aggregate principal amount of such Competitive Bid Advance, which shall be in the minimum amount of $5,000,000 and in multiples of $1,000,000 if in excess thereof);

         (iii) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or an Absolute Rate, or both; and

         (iv)    the Interest Period applicable thereto.

The Borrower may request offers to make Competitive Bid Loans for more than one Interest Period and for a Eurodollar Auction and an Absolute Rate Auction in a single Competitive Bid Quote Request. No Competitive Bid Quote Request shall be given within five Business Days (or, upon reasonable prior notice to the Lenders, such other number of days as the Borrower and the Agent may agree upon) of any other Competitive Bid Quote Request. A Competitive Bid Quote Request that does not conform substantially to the format of Exhibit "B" hereto shall be rejected, and the Agent shall promptly notify the Borrower of such rejection by telex or facsimile transmission.

                 (c) Invitation for Competitive Bid Quotes. Promptly upon receipt of a Competitive Bid Quote Request that is not rejected pursuant to
Section 2.04(b), the Agent shall send to each of the Lenders by telex or facsimile transmission an Invitation for Competitive Bid Quotes, which shall constitute an invitation by the Borrower to each Lender to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section 2.04.

                 (d)      Submission and Contents of Competitive Bid Quotes.

         (i) Each Lender may, in its sole discretion, submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this Section 2.04(d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Article IX not later than (i) 1:00 p.m. (Chicago time) at least four Business Days prior to the proposed Borrowing Date in the case of a Eurodollar Auction, or (ii) 9:00 a.m. (Chicago time) on the proposed Borrowing Date in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed up and shall have notified to the Lenders not later than the date of the first Eurodollar Auction or Absolute Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Agent (or any Affiliate of the Agent) in the capacity of a Lender may be submitted, and may only be submitted, if the Agent or such Affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) 15 minutes prior to the deadline for the other Lenders, in the case of a Eurodollar Auction, or (y) 15 minutes prior to the deadline for the other Lenders, in the case of an Absolute Rate Auction. Subject to Articles III and VII, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

         (ii)    Each Competitive Bid Quote shall in any case specify:

                 (A) the proposed Borrowing Date, which shall be the same as that set forth in the applicable Invitation for Competitive Bid Quotes;

                 (B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (1) may be greater than, less than or equal to the Commitment of the quoting Lender, but in no case greater than the unutilized Aggregate Commitment, (2) must be at least $2,500,000 (and an integral multiple of $500,000 if in excess thereof), and (3) may not exceed the principal amount of Competitive Bid Loans for which offers were requested;

                 (C) in the case of a Eurodollar Auction, the Competitive Bid Margin offered for each such Competitive Bid Loan;

                 (D) in the case of an Absolute Rate Auction, the Absolute Rate offered for each such Competitive Bid Loan;

                 (E) the minimum or maximum amount, if any, of the Competitive Bid Loan which may be accepted by the Borrower;

                 (F)      the applicable Interest Period; and

                 (G)      the identity of the quoting Lender.

         (iii)   The Agent shall reject any Competitive Bid Quote that:

                 (A) is not substantially in the form of Exhibit "D" hereto or does not specify all of the information required by Section 2.04(d)(ii);

                 (B)      contains qualifying, conditional or similar language;

                 (C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

                 (D)      arrives after the time set forth in Section
                          2.04(d)(i).

         (iv)    If any Competitive Bid Quote shall be rejected pursuant to
                 Section 2.04(d)(iii), then the Agent shall notify the relevant Lender of such rejection as soon as practicable.

                 (e) Notice to Borrower. The Agent shall, as soon as practicable but in any event prior to 10:00 a.m. on the date specified in
Section 2.04(f) for the Borrower's acceptance or rejection of offers, notify the Borrower of the terms (i) of any Competitive Bid Quote submitted by a Lender that is in accordance with Section 2.04(d) and (ii) of any Competitive Bid Quote that is in accordance with Section 2.04(d) and amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Lender with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Agent unless such subsequent Competitive Bid Quote specifically states that it is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Agent's notice to the Borrower shall specify the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request and the respective principal amounts and Competitive Bid Margins or Absolute Rates, as the case may be, so offered.

                 (f) Acceptance and Notice by Borrower. Subject to the receipt of the notice from the Agent referred to in Section 2.04(e), not later than (i) 10:00 a.m. (Chicago time) at least three Business Days prior to the proposed Borrowing Date, in the case of a Eurodollar Auction, or (ii) 10:00 a.m. (Chicago time) on the proposed Borrowing Date, in the case of an Absolute Rate Auction (or in either case, such other time or date as the Borrower and the Agent shall have mutually agreed upon and shall have notified to the Lenders not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of the Borrower's acceptance or rejection of the offers so notified to it pursuant to Section 2.04(e); provided, however, that the failure by the Borrower to give such notice to the Agent shall be deemed to be a rejection by the Borrower of all such offers. In the case of acceptance, such notice (a "Competitive Bid Borrowing Notice") shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept or reject any Competitive Bid Quote in whole or in part (subject to the terms of Section 2.04(d)(ii)(E)); provided that:

         (i) the aggregate principal amount of each Competitive Bid Advance may not exceed the applicable amount set forth in the related Competitive Bid Quote Request;

         (ii) the principal amount of each Competitive Bid Advance must be at least $5,000,000 (and an integral multiple of $1,000,000 if in excess thereof);

         (iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Absolute Rates, as the case may be; and

         (iv)    the Borrower may not accept any offer of the type described in
                 Section 2.04(d)(iii) or that otherwise fails to comply with the requirements of this Agreement in respect of obtaining a Competitive Bid Loan under this Agreement.

                 (g) Allocation by the Agent. If offers are made by two or more Lenders with the same Competitive Bid Margins or Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which offers are permitted to be accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Agent among such Lenders as nearly as possible (in such multiples as the Agent may deem appropriate) in proportion to the aggregate principal amount of such offers; provided, however, that no Lender shall be allocated a portion of any Competitive Bid Advance which is less than the minimum amount which such Lender has indicated that it is willing to accept. Allocations by the Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error. The Agent shall promptly, but in any event on the same Business Day, in the case of Eurodollar Bid Rate Advances, and by 11:00 a.m. (Chicago time) on the same Business Day, in the case of Absolute Rate Advances, notify each Lender of its receipt of a Competitive Bid Borrowing Notice and the aggregate principal amount of each Competitive Bid Advance allocated to each participating Lender.

                 (h) Funding of Competitive Bid Advances. Not later than noon (Chicago time) on each Borrowing Date for a Competitive Bid Advance, each Lender participating in such Advance shall make available its Competitive Bid Loan or Loans, in funds immediately available in Chicago to the Agent at its address specified pursuant to Article IX. The Agent will make the funds so received from such Lenders available to the Borrower at the Agent's aforesaid address not later than 2:00 p.m. (Chicago time) on such date.

         SECTION 2.05.    General Facility Terms.

                 (a)      Fees; Reductions in Aggregate Commitment.

         (i) Fees. The Borrower agrees to pay to the Agent the following fees:

                 (A) For the account of each Lender, a facility fee equal to the total Commitment of such Lender in effect from time to time (whether or not used by the Borrower) multiplied by the applicable per annum facility fee rate set forth in Section 2.05(c), payable quarterly in arrears on the first Business Day of each Fiscal Quarter, commencing September 1, 1996, and on the Facility Termination Date.

                 (B) For the account of the Agent, the fees due under the Agent's Letter Agreement payable as provided therein.

         (ii) Voluntary Reductions in Aggregate Commitment. The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least five Business Days' written notice to the Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the aggregate principal amount of the outstanding Advances.

         (iii) Automatic Reductions in Commitments. On the Commitment Reduction Date, the Aggregate Commitment shall automatically be reduced to $50,000,000 and the Commitment of each Lender shall automatically be reduced to the respective amounts specified on the signature pages for such Lenders at the end of this Agreement. If on such date the aggregate principal amount of all outstanding Advances exceeds $50,000,000, the Borrower shall immediately pay all such excess amount, together with all applicable amounts specified in Section 2.09 payable as a result of such payment.

                 (b) Optional Principal Payments. The Borrower may from time to time pay, without penalty or premium, any outstanding Floating Rate Advance in full, or in part in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, upon one Business Day's prior notice to the Agent. Any Fixed Rate Advance may be paid in full, or in part in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, upon three Business Days' prior notice to the Agent (i) without penalty or premium if paid on the last day of an applicable Interest Period, and (ii) with payment of all applicable amounts specified in Section
2.09 if paid on any other day.

                 (c) Applicable Margin and Facility Fee Rates. The Applicable Margin set forth below with respect to each Eurodollar Committed Advance and the applicable rates set forth below for the facility fees payable pursuant to Section 2.05(a) shall be subject to adjustment (upwards or downwards, as appropriate) based on Borrower's Status as at the end of each fiscal quarter in accordance with the table set forth below. The Borrower's Status as at the last day of each fiscal quarter shall be determined from the then most recent annual or quarterly financial statements of the Borrower delivered by the Borrower pursuant to Section 5.01(a) or 5.01(b) and the Compliance Certificate delivered by the Borrower pursuant to Section 5.01(c). The adjustment, if any, to the Applicable Margin shall be effective with respect to all Eurodollar Committed Advances made, and all conversions to and continuations of Eurodollar Committed Advances occurring, on and after the next Business Day following the delivery to the Lenders of such financial statements and Compliance Certificate (the "Adjustment Effective Date"); the adjustment, if any, to the facility fee rates shall be effective on the Adjustment Effective Date. No adjustment in Applicable Margin shall be effective with respect to Eurodollar Committed Advances outstanding on and prior to the Adjustment Effective Date until such Advances are subsequently continued or converted as Eurodollar Committed Advances with a new Interest Period. In the event that the Borrower shall at any time fail to furnish to the Lenders such financial statements and Compliance Certificate within the applicable time limitations specified by Section 5.01, then the maximum Applicable Margin and facility fee rates shall apply from the date of such failure until the next Business Day after such financial statements and Compliance Certificate are so delivered. Notwithstanding anything to the contrary contained herein, the Borrower's Status as of the date of this Agreement shall be deemed to be Level II Status and shall be adjusted as set forth above.

                                  Applicable
                                  Margin for
                                  Eurodollar
                                  Committed                 Facility
         Status                   Advances                  Fee Rates
         ------                   ----------                ---------
         Level I                    .250%                     .125%

         Level II                   .300%                     .150%

         Level III                  .400%                     .200%

         Level IV                   .500%                     .250%

                 (d) Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Advance is made or is converted from a Fixed Rate Committed Advance into a Floating Rate Advance pursuant to Section 2.03(f) to but excluding the date it becomes due or is converted into a Fixed Rate Committed Advance pursuant to Section 2.03(f) hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Committed Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Fixed Rate Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Fixed Rate Advance. No Interest Period may end after the Facility Termination Date. The Lenders shall have no obligation to fund any Fixed Rate Advance with an Interest Period selected by the Borrower such that it would be necessary to repay a portion of a Fixed Rate Advance prior to the last day of the applicable Interest Period in order to make a mandatory repayment required pursuant to Section 2.05(a)(iii).

                 (e) Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.03(e) or 2.03(f), during the continuance of a Default or Event of Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.06(a) requiring unanimous consent of the Lenders to changes in interest rates), declare that no Committed Advance may be made as, converted into or continued as a Fixed Rate Committed Advance. During the continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of
Section 9.06(a) requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Fixed Rate Advance shall bear interest for the remainder of the applicable Interest Period at the rate otherwise applicable to such Interest Period plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate otherwise applicable to the Floating Rate Advance plus 2% per annum.

                 (f) Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Agent at the Agent's address specified pursuant to Article IX, or at any other Lending Installation of the Agent specified in writing by the Agent to the Borrower, by noon (local time at the Lending

Installation) on the date when due and the Agent will promptly distribute to each Lender its ratable share of each such payment received by the Agent for the account of the Lenders; provided, however, that if on any date the Borrower shall pay less than the full amount of Obligations owing on such date, such payment shall be distributed to the Lenders ratably based upon the ratio that the aggregate amount of Obligations owing to each such Lender on such date bears to the aggregate amount of Obligations owing to all the Lenders on such date. Each payment delivered to the Agent for the account of any Lender shall be delivered promptly by the Agent to such Lender in the same type of funds that the Agent received at its address specified pursuant to Article IX or at any Lending Installation specified in a notice received by the Agent from such Lender. The Agent is hereby authorized to charge the account of the Borrower maintained with First Chicago for each payment of principal, interest and fees as it becomes due hereunder.

                 (g) Notes; Telephonic Notices. Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on the schedule attached to its applicable Notes, provided, however, that neither the failure to so record nor any error in such recordation shall affect the Borrower's obligations under any such Note. The Borrower hereby authorizes the Lenders and the Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Agent or any Lender in good faith believes to be acting on behalf of the Borrower. The Borrower agrees to deliver promptly to the Agent a written confirmation, if such confirmation is requested by the Agent or any Lender, of each telephonic notice signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Agent and the Lenders, the records of the Agent and the Lenders shall govern absent manifest error.

                 (h) Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Fixed Rate Committed Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Fixed Rate Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Fixed Rate Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Fixed Rate Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Advances and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment. If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

                 (i) Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Committed Borrowing Notice, Competitive Bid Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder. The Agent will notify each Lender of the interest rate applicable to each Fixed Rate Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

                 (j) Lending Installations. Each Lender may book its Loans at any Lending Installation selected by such Lender and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Notes shall be deemed held by each Lender for the benefit of such Lending Installation. Each Lender may, by written or telex notice to the Agent and the Borrower, designate a Lending Installation through which Loans will be made by it and for whose account Loan payments are to be made.

                 (k) Non-Receipt of Funds by the Agent. Unless the Borrower or a Lender, as the case may be, notifies the Agent prior to the date on which it is scheduled to make payment to the Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of the Borrower, a payment of principal, interest or fees to the Agent for the account of the Lenders, that it does not intend to make such payment, the Agent may assume that such payment has been made. The Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Agent, the recipient of such payment shall, on demand by the Agent, repay to the Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to (i) in the case of repayment by a Lender, the Federal Funds Effective Rate for such day or (ii) in the case of repayment by the Borrower, the interest rate applicable to the relevant Loan.

         SECTION 2.06. Yield Protection. If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender therewith,

         (i) subjects any Lender or any applicable Lending Installation to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding taxation of the overall net income of any Lender or applicable Lending Installation imposed by the jurisdiction or taxing authority in which such Lender's principal executive office or Lending Installation is located), or changes the basis of taxation of payments to any Lender in respect of its Loans or other amounts due it hereunder, or

         (ii) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Fixed Rate Advances), or

         (iii) imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining loans or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with loans, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of loans held or interest received by it, by an amount deemed material by such Lender, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Loans and its Commitment.

         SECTION 2.07. Changes in Capital Adequacy Regulations. If a Lender determines the amount of capital required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender is increased as a result of a Change, then, within 15 days of demand by such Lender, the Borrower shall pay such Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender's then-existing policies as to capital adequacy applicable to comparable credit facilities generally). "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or
(ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender. "Risk-Based Capital Guidelines" means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

         SECTION 2.08. Availability of Types of Advances. If any Lender determines that maintenance of its Eurodollar Committed Loans or Eurodollar Bid Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Fixed Rate Advances (other than Absolute Rate Advances) are not available or (ii) the interest rate applicable to a Type of Committed Advance does not accurately reflect the cost of making or maintaining such Committed Advance, then the Agent shall suspend the availability of the affected Type of Advance or Committed Advance, as the case may be, and require any Fixed Rate Advances of the affected Type to be repaid or, in the case of a Fixed Rate Committed Advance, promptly converted into an unaffected Type of Committed Advance.

         SECTION 2.09. Funding Indemnification. If any payment of a Fixed Rate Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Fixed Rate Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any lost profits and any loss or cost in liquidating or employing deposits acquired to fund or maintain the Fixed Rate Advance.

         SECTION 2.10. Lending Installation; Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Fixed Rate Loans to reduce any liability of the Borrower to such Lender under Sections 2.06 and 2.07 or to avoid the unavailability of a Type of Advance under Section 2.08, so long as such designation is not disadvantageous to such Lender in such Lender's reasonable judgment. Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Agent) as to the amount due, if any, under Section 2.06, 2.07, or 2.09. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be conclusive in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Fixed Rate Loan shall be calculated as though each Lender funded its Fixed Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Fixed Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 2.06, 2.07, and 2.09 shall survive payment of the Obligations and termination of this Agreement.

         SECTION 2.11. Withholding Tax Exemption. Prior to or simultaneously with becoming a "Lender" for purposes of this Agreement, each Lender that is not incorporated under the laws of the United States of America, or a state thereof, agrees that it will deliver to each of the Borrower and the Agent two duly completed copies of United States Internal Revenue Service Form 1001 or 4224, certifying in either case that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes. Each Lender which so delivers a Form 1001 or 4224 further undertakes to deliver to each of the Borrower and the Agent two additional copies of such form (or a successor form) on or before the date that such form expires (currently, three successive calendar years for Form 1001 and one calendar year for Form 4224) or becomes obsolete or after the occurrence of any event requiring a change in the most recent forms so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Lender is entitled to receive payments under this Agreement and the Notes without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrower and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.


                                  ARTICLE III

                            CONDITIONS TO BORROWINGS

         SECTION 3.01. Conditions to First Borrowing. The obligation of each Lender to make a Loan on the occasion of the first Borrowing is subject to the satisfaction of the conditions set forth in Section 3.02 and receipt by the Agent of the following (in sufficient number of counterparts (except as to the Notes)) for delivery of a counterpart to each Lender and retention of one counterpart by the Agent):

                 (a) from each of the parties to the Loan Documents of either (i) a duly executed counterpart of each of the Loan Documents signed by such party or (ii) a telex or facsimile transmission stating that such party has duly executed a counterpart of each of the Loan Documents and sent such counterparts to the Agent;

                 (b) a duly executed Committed Note and Competitive Bid Note for the account of each Lender;

                 (c) a duly executed Subsidiary Guarantee and Contribution Agreement from each of Modular Data, Inc. and Global Payment Systems of Canada, Ltd.;

                 (d) the opinions of (i) Michael Ingram, general counsel of the Borrower and the Subsidiary Guarantors, (ii) Alston & Bird, special counsel for the Borrower and the Subsidiary Guarantors, and
         (iii) Blake, Cassels & Graydon, special counsel for Global Payment Systems of Canada, Ltd., in each case dated as of the date hereof, substantially in the forms of Exhibit "H-1", "H-2", and "H-3", respectively, and covering such additional matters relating to the transactions contemplated hereby as the Agent or any Lender may reasonably request;

                 (e) a certificate, dated as of the date hereof, signed on behalf of the Borrower by a principal financial officer of the Borrower, to the effect that (i) no Default or Event of Default has occurred and is continuing on such date and (ii) the representations and warranties of the Borrower contained in Article IV are true on and as of such date;

                 (f) all documents which the Agent or any Lender may reasonably request relating to the existence of the Borrower, the authority for and the validity of this Agreement, the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Agent, including, without limitation, a certificate of the Borrower signed by the Secretary or an Assistant Secretary of the Borrower, certifying as to the names, true signatures and incumbency of the officer or officers of the Borrower authorized to execute and deliver the Loan Documents, and certified copies of the following items: (i) the articles of organization of the Borrower, (ii) the LLC Operating Agreement, (iii) a certificate of the Secretary of State of Georgia as to the good standing of the Borrower, and (iv) the action taken by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents to which it is a party;

                 (g) a copy of the Asset Purchase and Contribution Agreement certified as true and complete by an Authorized Officer;

                 (h) written money transfer instructions, in substantially the form of Exhibit "K" hereto, addressed to the Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Agent may have reasonably requested;

                 (i) a copy of the Borrower's and each Subsidiary's cash investments policy as formally approved by its Board of Directors as in effect on the Closing Date;

                 (j) an opinion of King & Spalding, special counsel for the Agent, addressed to the Agent and the Lenders and dated the date hereof, as to the enforceability of the Loan Documents and covering such additional matters relating to the Loan Documents as the Agent or any Lender may reasonably request; and

                 (k)      a Notice of Borrowing.

         SECTION 3.02. Conditions to All Borrowings. The obligation of each Lender to make a Loan on the occasion of each Borrowing is subject to the satisfaction of the following conditions:

                 (a)      receipt by the Agent of a Notice of Borrowing;

                 (b) the fact that, immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing;

                 (c) the fact that the representations and warranties of the Borrower contained in Article IV of this Agreement shall be true on and as of the date of such Borrowing except for changes expressly permitted herein and except to the extent that such representations and warranties relate solely to an earlier date; and

                 (d) the fact that, immediately after such Borrowing (i) the aggregate outstanding principal amount of the Loans of each Lender will not exceed the amount of its Commitment, except where such excess amount results from such Lender's having made one or more Competitive Bid Loans, and (ii) the aggregate outstanding principal amount of all Loans of all Lenders will not exceed the amount of the Aggregate Commitment.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in paragraphs (b), (c) and (d) of this Section.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         On the Closing Date, and at such other times as specified in Section 3.02, the Borrower represents and warrants that:

         SECTION 4.01. Existence and Power. The Borrower (i) is a limited liability company (or, after the LLC Conversion Date, a corporation) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) is duly qualified to transact business in every jurisdiction set forth on Schedule 4.01, and the failure of the Borrower to be so qualified in any other jurisdiction could not reasonably be expected to have or cause a Material Adverse Effect, and (iii) has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any such licenses, authorizations, consents and approvals could not reasonably be expected to have or cause a Material Adverse Effect.

         SECTION 4.02. Organizational and Governmental Authorization; No Contravention. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the other Loan Documents (i) are within the Borrower's powers as a limited liability company (or, after the LLC Conversion Date, a corporation), (ii) have been duly authorized by all necessary organizational action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Borrower's articles of organization or the LLC Operating Agreement (or, after the LLC Conversion Date, the articles or certificate of incorporation or by-laws) or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

         SECTION 4.03. Binding Effect. This Agreement constitutes a valid and binding agreement of the Borrower enforceable in accordance with its terms, and the Notes and the other Loan Documents to which the Borrower or any Subsidiary is a party, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower or such Subsidiary, as the case may be, enforceable in accordance with their respective terms, provided that the enforceability hereof and thereof is subject in each case to general principles of equity and to bankruptcy, insolvency, fraudulent transfer, and similar laws affecting the enforcement of creditors' rights generally.

         SECTION 4.04.    Financial Information.

                 (a) The balance sheet of the Borrower as of April 30, 1996 and the accompanying statements of income, members' equity and cash flows for the period shown thereon, copies of which have been delivered to each of the Lenders, fairly present in all material respects and in accordance with GAAP (subject to year-end audit adjustments and the absence of notes thereto) the financial position of the Borrower as of such date and its results of operations and cash flows for such period stated.

                 (b) As of the date prepared, the pro forma consolidated balance sheet of National Data Corporation dated December 31, 1995, and the accompanying pro forma statements of income and cash flows of the Borrower for the periods ended May 31, 1993, May 31, 1994 and May 31, 1995, all prepared based upon reasonable assumptions and the best knowledge of National Data Corporation and the Borrower, copies of which have been delivered to each of the Lenders, fairly presented in all material respects National Data Corporation's and the Borrower's best estimate of the financial position of National Data Corporation as of May 31, 1995 and the Borrower's results of operations and cash flows for the periods ended May 31, 1993, May 31, 1994 and May 31, 1995, assuming for the purpose of such pro forma balance sheets and statements that the Borrower was in existence as a separate business unit on each of such dates.

                 (c) Since April 30, 1996, there has been no event, act, condition or occurrence (excluding, for these purposes, the effect of the Excluded Organizational Charges) having or reasonably expected to have or cause a Material Adverse Effect.

         SECTION 4.05. No Litigation, Contingent Liabilities. There is no action, suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have or cause a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has any material Contingent Obligations not provided for or disclosed in the financial statements previously delivered to the Lenders pursuant to Section 5.01.

         SECTION 4.06.    Compliance with ERISA.

                 (a) The Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC under Title IV of ERISA.

                 (b) Neither the Borrower nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan.

         SECTION 4.07. Compliance with Laws; Taxes. The Borrower and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where such compliance is being contested in good faith through appropriate proceedings. There have been filed on behalf of the Borrower and its Subsidiaries all Federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes due pursuant to such returns or pursuant to any assessment received by or on behalf of the Borrower or any Subsidiary have been paid or contested as permitted by Section 5.06. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

         SECTION 4.08. Subsidiaries. Each of the Subsidiaries, if any, listed on Schedule 4.08 is a corporation (or a limited liability company or limited partnership) duly organized, validly existing and in good standing under the laws of the jurisdiction where it was created and organized, is qualified to transact business in every jurisdiction where the failure of any such Subsidiary to be so qualified in any other jurisdictions could reasonably be expected to have or cause a Material Adverse Effect, and has all powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any such licenses, authorizations, consents and approvals could not reasonably be expected to have or cause a Material Adverse Effect. The Borrower has no Subsidiaries except for those Subsidiaries listed on Schedule 4.08, as the same may be supplemented from time to time in writing by the Borrower, which accurately sets forth their respective jurisdictions of creation.

         SECTION 4.09. Not an Investment Company. Neither the Borrower nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         SECTION 4.10. Ownership of Property; Liens. Each of the Borrower and its Consolidated Subsidiaries has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 6.07.

         SECTION 4.11. No Default. Neither the Borrower nor any of its Consolidated Subsidiaries is in default under or with respect to any agreement, instrument or undertaking to which it is a party (including, without limitation, the Subsidiary Guarantees) or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

         SECTION 4.12. Full Disclosure. All (i) information, whether written or oral, heretofore furnished by any officer of the Borrower, and (ii) written information heretofore furnished by any of the other employees of the Borrower, to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby (excluding pro forma financial projections for periods ending after April 30, 1996, and any superseded information corrected or updated by delivery to the Agent, prior to the Closing Date, of corrected, updated or restated information) is, and all such information hereafter furnished by such representatives of the Borrower to the Agent or any Lender will be, true, accurate and complete in every material respect or based on reasonable estimates on the date as of which such information is stated or certified. The Borrower has disclosed to the Lenders in writing any and all facts known to the Borrower, after due inquiry, which could reasonably be expected to have or cause a Material Adverse Effect.

         SECTION 4.13.    Environmental Matters.

                 (a) Neither the Borrower nor any Subsidiary is subject to any Environmental Liability which could reasonably be expected to have or cause a Material Adverse Effect and, to the best of the Borrower's knowledge, neither the Borrower nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA.
To the best of the Borrower's knowledge, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. Section 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

                 (b) No Hazardous Materials are being, and, to the best of the Borrower's knowledge, have been, used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Borrower, without independent inquiry, at or from any adjacent site or facility, except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance in all material respects with all applicable Environmental Requirements.

                 (c) Borrower and each of its Subsidiaries is in compliance in all material respects with all Environmental Requirements in connection with the operation of the Properties and Borrower's and each of its Subsidiary's respective businesses.

         SECTION 4.14. Capital Stock. All Capital Stock, debentures, bonds, notes and all other securities and equity interests of the Borrower and its Subsidiaries presently issued and outstanding are validly and properly issued in accordance with all applicable laws, including but not limited to, the "Blue Sky" laws of all applicable states and the federal securities laws. The Capital Stock of the Borrower's Wholly Owned Subsidiaries is owned by the Borrower free and clear of any Lien or adverse claim. At least a majority of the Capital Stock of each of the Borrower's other Subsidiaries (other than Wholly Owned Subsidiaries) is owned by the Borrower free and clear of any Lien or adverse claim.

         SECTION 4.15. Margin Stock. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying any Margin Stock, and no part of the proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation U or Regulation X.

         SECTION 4.16. Insolvency. After giving effect to the execution and delivery of the Loan Documents and the making of the Loans under this Agreement, the Borrower will not be "insolvent," within the meaning of such term as used in O.C.G.A. Section 18-2-22 or as defined in Section 101 of Title 11 of the United States Code, as amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

         SECTION 4.17. LLC Status. At all times prior to the LLC Conversion Date, (i) the Borrower is and will be a validly existing limited liability company not subject to federal income tax at the entity level, (ii) no event described in Section 23.1 ("Dissolving Events") of the LLC Operating Agreement has occurred, and (iii) no action has been taken by the Borrower or its members that would render inaccurate the matters stated in the preceding clauses (i) and (ii).

         SECTION 4.18. Senior Debt. All of the Obligations constitute senior indebtedness for purposes of all the Subordinated Distribution Notes (including all "payment-in-kind" notes issued thereunder), and the Agent and the Lenders will have all rights and benefits of holders of senior indebtedness as provided therein.

         SECTION 4.19. Asset Purchase and Contribution Agreement. All material assets required to be contributed or sold to the Borrower by National Data Corporation or Mastercard International Incorporated pursuant to the terms of the Asset Purchase and Contribution Agreement have been received or purchased by the Borrower, and the conveyances and other transactions contemplated by the terms of the Asset Purchase and Contribution Agreement have been made and consummated in all material respects in accordance with the terms thereof. As of the Closing Date, there is no Indemnification Claim (as defined in the Asset Purchase and Contribution Agreement) pending against any party thereunder, and the Borrower has no knowledge of any such claim or potential claim that, if not promptly satisfied, could reasonably be expected to have or cause a Material Adverse Effect.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

         The Borrower agrees that, from and after the Closing Date and for so long as any Lender has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

         SECTION 5.01. Information. The Borrower will deliver to each of the Lenders:

                 (a) as soon as available and in any event within 95 days after the end of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, members' equity (or, for periods after the LLC Conversion Date, shareholders' equity) and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by Arthur Andersen LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders; provided, however, that for the Fiscal Year ending May 31, 1996, the Borrower will deliver to each of the Lenders (i) the foregoing consolidated balance sheet and statements of income, members' equity and cash flows for such Fiscal Year on an unaudited basis and without figures in comparative form for the previous Fiscal Year, all certified as to fairness of presentation in all material respects, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower, and (ii) a consolidated balance sheet of National Data Corporation as of the end of such Fiscal Year and the related consolidated statements of income, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all certified by Arthur Andersen LLP or other independent public accountants of nationally recognized standing, with such certification to be free of exceptions and qualifications not acceptable to the Required Lenders;

                 (b) as soon as available and in any event within 50 days after the end of each of the first three quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related statements of income and cash flows for such quarter and for the portion of the Fiscal

         Year ended at the end of such quarter, setting forth in each case (commencing with the financial statements delivered for the Fiscal Quarter ending August 31, 1997) in comparative form the figures for the corresponding quarter and the corresponding portion of the previous Fiscal Year, all certified (subject to normal year-end adjustments) as to fairness of presentation in all material respects, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

                 (c) simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and (b) above, a certificate, substantially in the form of Exhibit "E" (a "Compliance Certificate"), of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.01 through 6.10, inclusive, on the date of such financial statements and (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                 (d) within five Business Days after the delivery of each set of annual financial statements referred to in paragraph (a) above, a statement of the firm of independent public accountants which reported on such statements to the effect that nothing has come to their attention in the course of their audit to cause them to believe that any Default or Event of Default existed on the date of such financial statements;

                 (e) within five Business Days after the chief executive officer, chief financial officer, chief accounting officer, controller or chief legal officer of the Borrower (or any other individual having similar duties and responsibilities as any of the foregoing although not having the same title) becomes aware of the occurrence of any Default or Event of Default, a certificate of the chief financial officer or the chief accounting officer or such other Person of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

                 (f) promptly upon the mailing thereof to the members or shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

                 (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and annual, quarterly or monthly reports that the Borrower shall have filed with the Securities and Exchange Commission;

                 (h) if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of

         ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice;

                 (i) promptly upon the receipt thereof, a copy of any management letter or management report prepared by the Borrower's independent certified public accountants in conjunction with the financial statements described in Section 5.01(a);

                 (j) within five Business Days after the chief executive officer, chief financial officer, chief accounting officer, controller or chief legal officer of the Borrower (or any other individual having similar duties and responsibilities as any of the foregoing although not having the same title) becomes aware of any pending or overtly threatened litigation or other legal proceedings, or any cancellation or termination of any material agreement or receipt or sending of written notice of default or intended cancellation or termination in respect thereof, or the occurrence of any other event or condition that, in any such case, could reasonably be expected to have a Material Adverse Effect; and

                 (k) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Lender, may reasonably request.

         SECTION 5.02. Inspection of Property, Books and Records. The Borrower will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of any Lender, after notice to an officer of the Borrower or any Subsidiary, at such Lender's expense during any period in which a Default or Event of Default is not in existence and at the Borrower's expense during any period in which a Default or Event of Default is in existence, to visit (which date of visit shall be two (2) Business Days after the date such request is made or any earlier date as may be mutually agreed by the Borrower and such Lender) and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Borrower agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be desired. Notwithstanding the foregoing, during any period in which a Default or Event of Default is not in existence, no Lender may engage in (i) more than two inspections per Fiscal Year or (ii) discussions with the Borrower's independent public accountants, unless the Borrower shall have otherwise consented to same.

         SECTION 5.03. Future Subsidiaries. The Borrower shall cause all of its Operating Subsidiaries not existing as of the date hereof to execute and deliver Subsidiary Guaranties and a counterpart Contribution Agreement in substantially the same form as set forth, respectively, in Exhibits "I" and "J", and other Loan Documents related thereto, as requested by the Agent, within 25 Business Days of the creation or acquisition of any such Operating Subsidiary by the Borrower. The delivery of such documents and instruments shall be accompanied by such other documents as the Agent may reasonably request (e.g., certificates of incorporation, articles of incorporation and bylaws, membership operating agreements, opinion letters, and appropriate resolutions of the Board of Directors of any such Subsidiary Guarantor).

         SECTION 5.04. Maintenance of Existence. At all times prior to the LLC Conversion Date, the Borrower shall maintain its existence as a limited liability company not subject to federal income tax, and at all times thereafter as a corporation in the jurisdiction of its incorporation. The Borrower shall cause each Operating Subsidiary to maintain its legal existence, and carry on its business in substantially the same industry as such business shall be carried on the date of the first Borrowing hereunder; provided, that
(i) the Borrower may dissolve Subsidiaries from time to time if (x) the Board of Directors of the Borrower has determined that such dissolution is desirable, and (y) the Borrower has provided the Lenders with evidence satisfactory to the Required Lenders, in their reasonable judgment, that such dissolution could not reasonably be expected to have or cause a Material Adverse Effect, (ii) the Borrower or any Subsidiary may eliminate or discontinue a business line pursuant to Section 6.12, and (iii) the Borrower or any Subsidiary may carry on additional lines of business of an immaterial nature in an industry different from the industry in which their respective business shall be carried on the date of the first Borrowing hereunder.

         SECTION 5.05. Use of Proceeds. The proceeds of the Loans may be used to repay intercompany debt to National Data Corporation (excluding debt evidenced by Subordinated Distribution Notes, except to the extent such Notes exceed the Subordinated Distribution Threshold) and for working capital and other general corporate purposes, in each case to the extent not otherwise prohibited herein (including, without limitation, pursuant to Section 6.08). No portion of the proceeds of the Loans will be used by the Borrower (i) in connection with any hostile tender offer for, or other hostile acquisition of, stock (or in the case of a limited liability company, the members' equivalent equity interest) of any corporation with a view towards obtaining control of such other corporation, (ii) directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock, or (iii) for any purpose in violation of any applicable law or regulation.

         SECTION 5.06. Compliance with Laws; Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply in all material respects with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings. The Borrower will, and will cause each of its Subsidiaries to, pay, prior to the accrual of any penalty in respect thereof, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against the property of the Borrower or any Subsidiary, except liabilities being contested in good faith and against which, if reasonably requested by the Agent, the Borrower will set up reserves in accordance with GAAP.

         SECTION 5.07. Insurance. The Borrower will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Borrower or in such Subsidiary's own name), with financially sound and reputable insurance companies, insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies of established repute engaged in the same or similar business.

         SECTION 5.08. Maintenance of Property. The Borrower shall, and shall cause each Subsidiary to, maintain all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

         SECTION 5.09. Environmental Notices. Upon obtaining knowledge thereof, the Borrower shall furnish to the Lenders and the Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing if any of the foregoing could reasonably be expected to have or cause a Material Adverse Effect; provided, that should the Borrower or any Subsidiary receive any written notice with respect to any of the foregoing, then the Borrower shall provide the Lenders and the Agent with a copy of same, regardless of whether the facts, events or conditions described therein might have or cause a Material Adverse Effect.

         SECTION 5.10. Environmental Release. The Borrower agrees that upon the occurrence of an Environmental Release it will act promptly to investigate the extent of, and to take appropriate remedial action to remedy, such Environmental Release, to the extent required by any applicable Environmental Requirement or any Environmental Judgment and Order.




                                   ARTICLE VI

                               NEGATIVE COVENANTS

         The Borrower agrees that, from and after the date of this Agreement and for so long as any Lender has any Commitment hereunder or any amount payable hereunder or under any Note remains unpaid:

         SECTION 6.01. Ratio of Consolidated Funded Debt to Consolidated Cash Flow. Commencing with the Fiscal Quarter ending August 31, 1996, the Funded Debt to Cash Flow Ratio shall as at the end of each Fiscal Quarter be less than 4.0 to 1.0; provided, however, that for purposes of calculating the foregoing ratio for each of the Fiscal Quarters ending August 31, 1996, November 30, 1996, and February 28, 1997, Consolidated Cash Flow shall be determined on an annualized Fiscal Year-to-date basis using actual Consolidated Cash Flow of the Borrower for the period from June 1, 1996 through the end of each such Fiscal Quarter.

         SECTION 6.02.    Minimum Consolidated Net Worth.

                 (a) Prior to the LLC Conversion Date, Consolidated Net Worth will at no time be less than an amount equal to the sum of (A) the product of (x) $82,000,000 less the amount, if any, by which any Excluded Organizational Charges have reduced the Borrower's Consolidated Net Worth, multiplied by (y) 0.90, plus (B) 100% of the cumulative Net Proceeds of Capital Stock of the Borrower or any of its Subsidiaries received or deemed received during any period after the Closing Date.

                 (b) On and after the LLC Conversion Date, Consolidated Net Worth will not be less than the sum of (A) an amount equal to the greater of (x) 90% of Consolidated Net Worth as at the last day of the calendar month immediately preceding the LLC Conversion Date (the "Measurement Date") or (y) the minimum Consolidated Net Worth required to be maintained on such date pursuant to Section 6.02(a), (B) 50% of cumulative Consolidated Net Income after the Measurement Date, calculated at the end of each Fiscal Quarter but excluding from such calculations any Fiscal Quarter in which Consolidated Net Income is less than $1.00, and (C) 100% of the cumulative Net Proceeds of Capital Stock received or deemed received after the Measurement Date, calculated at the end of each Fiscal Quarter.

         SECTION 6.03. Fixed Charge Coverage. Tested as at the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending August 31, 1996, for the Fiscal Quarter just ended and the immediately preceding 3 Fiscal Quarters, the ratio of (A) Income Available for Fixed Charges to (B) Consolidated Fixed Charges, shall be greater than or equal to 3.0 to 1.0 as at the end of such Fiscal Quarter; provided, however, that for purposes of calculating the foregoing ratio for each of the Fiscal Quarters ending August 31, 1996, November 30, 1996 and February 28, 1997, Income Available for Fixed Charges and Consolidated Fixed Charges shall each be determined on an annualized Fiscal Year-to-date basis using actual Income Available for Fixed Charges and Consolidated Fixed Charges of the Borrower for the period from June 1, 1996 through the end of each such Fiscal Quarter.

         SECTION 6.04.    Restricted Payments.

                 (a) Prior to the LLC Conversion Date, the Borrower will not declare or make any Restricted Payment during any Fiscal Year, other than
(1) the following distributions of cash or other Property of the Borrower made at such times as the Borrower is a limited liability company not subject to federal income tax at the entity level and pursuant to the requirements of Section 10.1 of the LLC Operating Agreement:

                          (x) Distributions to members in a total amount with respect to such Fiscal Year not greater than the total federal, state and local income taxes that the Borrower would have paid if it had been a corporation subject to federal income tax at the entity level; and

                          (y) Distributions to members in excess of the amount described in clause (x) above (such distributions being referred to herein as "Non-Tax Distributions"); provided, however, that until such time as the aggregate principal amount of Subordinated Distribution Notes issued by the Borrower as provided in this Section 6.04(b) equals or exceeds the Subordinated Distribution Threshold, not less than 90% of such Non-Tax Distributions shall be made by issuance and delivery by the Borrower of Subordinated Distribution Notes to the members of the Borrower;

(2) in connection with the purchase by the Borrower of the membership interest of Mastercard International Incorporated ("MII") pursuant to MII's exercise of its "Put Right" (as provided in Article 20 of the LLC Operating Agreement); and
(3) in connection with the purchase by the Borrower of the membership interest of another member of the Borrower admitted after the Closing Date pursuant to a repurchase arrangement entered into in connection with such other member's initial purchase of its membership interest, provided the amount of any such Restricted Payment does not exceed the fair market value of such membership interest; provided, however, no such distributions or purchase price payments shall be made by the Borrower pursuant to clauses (1), (2) or (3) of this
Section 6.04 if there exists an Event of Default at the time such distribution or payment is to be made or after giving effect thereto.

                 (b) On and after the LLC Conversion Date, the Borrower will not declare or make any Restricted Payment during any Fiscal Year unless, after giving effect thereto, the aggregate of all Restricted Payments declared or made during such Fiscal Year does not exceed $5,000,000 and no Default or Event of Default shall be in existence (which has not been specifically waived in writing pursuant to Section 9.06) either immediately preceding or following the making or declaration of any Restricted Payment.

         SECTION 6.05. Loans or Advances. Neither the Borrower nor any of its Subsidiaries shall make loans or advances to any Person except: (i) loans or advances (other than travel advances) to employees pursuant to the Borrower's business policies not exceeding $500,000 in the aggregate principal amount outstanding at any time for the Borrower and its Subsidiaries, (ii) deposits required by government agencies or public utilities, (iii) loans or advances to Subsidiary Guarantors or to the Borrower, and (iv) travel advances pursuant to the Borrower's business policies to employees not exceeding $500,000 in the aggregate principal amount outstanding at any time for the Borrower and its Subsidiaries; provided that in connection with loans or advances to be made pursuant to the foregoing clauses
(i) or (iii), after giving effect to the making of any loans, advances or deposits permitted by this Section 6.05, no Default or Event of Default shall be in existence (which has not been specifically waived in writing pursuant to Section 9.06).

         SECTION 6.06.    Investments; Acquisitions.

                 (a) Neither the Borrower nor any of its Subsidiaries shall make Investments in any Person except as permitted by Section 6.05 and, except the following Investments (provided such Investments do not violate
Section 6.06(b)): (i) in Subsidiary Guarantors, (ii) in Subsidiaries which are formed for the sole purpose of (1) merging into Persons that will become Subsidiary Guarantors in accordance with Section 6.10, or (2) acquiring the assets or stock (or in the case of a limited liability company, the members' equivalent equity interest) of Persons and thereafter becoming Subsidiary Guarantors in accordance with Section 6.10, or (3) existing as non-Operating Subsidiaries, provided all such Investments in non-Operating Subsidiaries shall not exceed $50,000 in the aggregate, (iii) provided such Investment does not violate Section 6.06(b), and further provided no Event of Default exists at the time of the making thereof, in Investments made in accordance with the applicable Approved Investment Policy, and (iv) whether or not an Event of Default exists at the time of the making thereof, in Restricted Investments.

                 (b) Without the prior written consent of the Required Lenders, the Borrower will not, and it will not permit any Subsidiary to, acquire, whether directly or through the purchase of stock (or in the case of a limited liability company, the members' equivalent equity interest), convertible notes or otherwise, any assets other than fixed assets (which fixed assets do not constitute all or substantially all of the assets of the Person from whom such assets are acquired) unless (x) such acquisition is of a business which is similar (as to product sold or service rendered) to the Borrower's, or any relevant Subsidiary's, business, (y) such acquisition is to be made upon a negotiated basis with the approval of the board of directors of the Person to be acquired, or of the percentage of ownership interests required by the charter documents of such Person to approve any such acquisition, and
(z) no Default or Event of Default shall be in existence or be caused thereby (which has not been specifically waived in writing pursuant to Section 9.06).

         SECTION 6.07. Indebtedness. The Borrower will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Debt, other than:

                 (a)      the Loans;

                 (b) Debt existing on the date hereof in the principal amount of $50,000,000 evidenced by a certain Promissory Note dated April 1, 1996 made by the Borrower to National Data Corporation;

                 (c)      Debt evidenced by the Subordinated Distribution
Notes;

                 (d)      Debt secured by Liens permitted pursuant to Section
6.08;

                 (e) Debt owing to the Borrower by any Subsidiary of the Borrower and payable on demand on a non-subordinated basis;

                 (f) Debt arising from the renewal or extension of any Debt described in clauses (b) and (d) above, provided that the amount of such Debt is not increased;

                 (g) Debt owing by the Borrower to any Person as a portion of the consideration payable to the seller(s) in an Acquisition permitted by
Section 6.06;

                 (h) Debt owing by a Subsidiary of the Borrower that was in existence at the time such Person became a Subsidiary of the Borrower and not created or incurred in contemplation of such event, and that cannot be prepaid without penalty or premium or assumed by the Borrower, in an aggregate principal amount not to exceed $5,000,000;

                 (i) Debt owing by the Borrower to National Data Corporation representing working capital revolving loans in an amount not to exceed (A) $5,000,000 from the Closing Date to the Commitment Reduction Date, and (B) $15,000,000 on and after the Commitment Reduction Date; and

                 (j) Debt not described in clauses (a) through (i) above in an aggregate principal amount outstanding at any time not to exceed $10,000,000.

         SECTION 6.08. Negative Pledge. Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for the following.

                 (a) Liens existing on the date of this Agreement and described on Schedule 6.08 securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $6,500,000;

                 (b) any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

                 (c) any Lien on any asset securing Debt (including, without limitation, a Capitalized Lease) incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction thereof;

                 (d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

                 (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

                 (f) Liens securing Debt owing by any (i) Subsidiary to the Borrower or (ii) Subsidiary Guarantor to another Subsidiary Guarantor;

                 (g) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses (a) through (f) of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

                 (h) Liens incidental to the conduct of its business or the ownership of its assets, including, without limitation, Liens of materialmen and landlords, which (i) do not secure Debt and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

                 (i) any Lien in respect of any taxes which are either (x) not, as at any date of determination, due and payable or (y) being contested in good faith as permitted by Section 5.06;

                 (j) Liens in respect of judgments or awards for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured, provided that such Person shall have established reserves which are adequate under GAAP for such judgments or awards; and

                 (k) Liens not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness represented by the Notes) in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

Provided Liens permitted by the foregoing paragraphs (b), (c), (d), (e) and (f) shall at no time secure Debt in an aggregate amount greater than $40,000,000.

         SECTION 6.09. Subordinated Debt. The Borrower will not (i) directly or indirectly voluntarily defease or in substance defease, prepay, purchase, redeem, retire or otherwise acquire (any such action being referred to herein as a "Reduction"), any Subordinated Distribution Notes, other than any such Subordinated Distribution Notes in excess of the Subordinated Distribution Threshold, or (ii) amend or modify the terms of the Subordinated Distribution Notes, other than any such Subordinated Distribution Notes in excess of the Subordinated Distribution Threshold;

provided, however, that subsequent to the LLC Conversion Date and so long as no Default or Event of Default then exists or would exist as a result thereof, the Borrower may effect a Reduction of Subordinated Distribution Notes in a total cumulative amount not to exceed on the date of any such Reduction an amount equal to (x) 50% of Consolidated Net Income for the period (taken as one accounting period) from June 1, 1996, through the end of the Fiscal Quarter immediately preceding such action, plus (y) the aggregate amount of all Net Proceeds of Capital Stock received or deemed received after the Closing Date and prior to the date of such Reduction, less (z) the aggregate amount of all Restricted Payments (other than those Restricted Payments described in clause
(x) of Section 6.04(a)(1) and Restricted Payments made through issuance of Subordinated Distribution Notes) made or declared after the Closing Date and prior to the date of such Reduction.

         SECTION 6.10. Consolidations, Mergers and Sales of Assets; Permitted LLC Conversion.

                 (a) The Borrower will not, nor will it permit any Subsidiary to, consolidate or merge with or into, or sell, lease or otherwise transfer all or any substantial part of its assets to, any other Person, or discontinue or eliminate any business segment, provided that (a) the Borrower may merge with another Person if (i) such Person was organized under the laws of the United States of America or one of its states, (ii) the Borrower is the Person surviving such merger and (iii) immediately after giving effect to such merger, no Default or Event of Default shall have occurred and be continuing,
(b) Subsidiary Guarantors may merge with and sell assets to, one another and the Borrower, (c) the Borrower and the Subsidiaries may eliminate or discontinue business lines and segments from time to time if such action (i) has been approved by the Board of Directors of the Borrower, and (ii) the Borrower or any such Subsidiary provides all of the Lenders with evidence satisfactory to all of the Lenders, in their reasonable judgment, that such elimination or discontinuance will not jeopardize the Borrower's or any Subsidiary Guarantor's ability to perform under any of the Loan Documents, (d) so long as no Default or Event of Default shall be in existence either immediately prior to or following any asset disposition, the Borrower may sell or otherwise dispose of any of its assets in an amount of up to $10,000,000 in fair market value during each consecutive 12 month period, (e) Subsidiaries which are formed for the sole purpose of (1) merging into Persons that will become Subsidiary Guarantors in accordance with Section 5.03, or (2) acquiring the assets or stock (or in the case of a limited liability company, the members' equivalent equity interest) of Persons and thereafter becoming Subsidiary Guarantors in accordance with Section 5.03, may merge with such Persons or consolidate those Persons' assets with the assets of those Subsidiaries, and (f) the Borrower may effect a Permitted LLC Conversion as set forth in Section 6.10(b).

                 (b) The Borrower will not effect an LLC Conversion except upon compliance with and satisfaction of the following requirements and conditions:

                          (1) The Borrower will give the Lenders not less than 30 days' prior written notice of its intent to effect an LLC Conversion, such notice to include the earliest date of the LLC Conversion and a description in reasonable detail of the transactions that will be consummated in order to effect the LLC Conversion;

                          (2) The Borrower will submit to the Lenders not less than 15 days prior to the LLC Conversion Date the proposed forms of transaction documents (e.g., merger agreement, asset contribution or transfer agreements, assignments, and assumption agreements) to be used by the Borrower to effect the LLC Conversion (collectively, the "LLC Conversion Documents");

                          (3) There will be executed and delivered to the Agent, at or before the LLC Conversion the following documents, all in form and substance satisfactory to the Required Lenders:

                                  (A)      an assumption agreement pursuant to
                                           which the corporation succeeding to
                                           all the assets and businesses of the
                                           Borrower in the LLC Conversion
                                           ("Newco") expressly assumes and
                                           agrees to pay and perform all
                                           obligations of the Borrower under
                                           the Loan Documents, together with
                                           any amendments thereto as may be
                                           appropriate to give effect to such
                                           assumption;

                                  (B)      agreements from the Subsidiary
                                           Guarantors confirming the continuing
                                           effectiveness of the Subsidiary
                                           Guarantees and Contribution
                                           Agreements after giving effect to
                                           the LLC Conversion;

                                  (C)      a tax sharing agreement between
                                           Newco and National Data Corporation
                                           (or other entity with whom Newco's
                                           tax returns may be consolidated for
                                           federal and state income tax
                                           purposes);

                                  (D)      a certificate, dated as of the LLC
                                           Conversion Date, signed on behalf of
                                           each of the Borrower and Newco by a
                                           principal financial officer of each
                                           of the Borrower and Newco, to the
                                           effect that (i) no Default or Event
                                           of Default has occurred and is
                                           continuing on such date, and (ii)
                                           the representations and warranties
                                           contained in Article IV are true on
                                           and as of such date;

                                  (E)      a certified copy of the LLC
                                           Conversion Documents as the same are
                                           being executed and delivered in
                                           connection with the LLC Conversion;

                                  (F) all documents which the Agent or any Lender may reasonably request relating to the existence of Newco, the authority for and the validity of the LLC Conversion Documents and the documents to be delivered pursuant to this Section 6.10(b)(3) (collectively, the "Newco Loan Documents"), and any other matters relevant thereto, including without limitation, a certificate of Newco signed by the Secretary or an Assistant Secretary of Newco, certifying as to the names, true signatures and incumbency of the officer or officers of Newco authorized to execute and deliver the LLC Conversion Documents and the Newco Loan Documents, and certified copies of the certificate or articles of incorporation and by-laws of Newco, the action taken by the Board of Directors of Newco authorizing the execution, delivery and performance of the LLC
                                           Conversion Documents and the Newco
                                           Loan Documents, and a certificate of
                                           the Secretary of State of Georgia
                                           (and, if different, the Secretary of
                                           State of the state of incorporation
                                           of Newco) as to the good standing of
                                           Newco; and

                                  (G)      an opinion (together with any
                                           opinions of local counsel relied on
                                           therein) of counsel to each of the
                                           Borrower and Newco with respect to
                                           the LLC Conversion Documents and the
                                           Newco Loan Documents, covering
                                           matters with respect to such parties
                                           and documents comparable to those
                                           covered by the opinions described in
                                           Section 3.01(c), and covering such
                                           additional matters relating to the
                                           LLC Conversion as the Agent or any
                                           Lender may reasonably request.

         SECTION 6.11. Limitation on Payment Restrictions Affecting Subsidiaries. The Borrower will not, nor will it permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make any other distributions on any of its Capital Stock, or
(ii) pay any indebtedness owed to the Borrower or any of its Subsidiaries, or
(iii) transfer any of its property or assets to the Borrower or any of its Subsidiaries, except any consensual encumbrance or restriction existing under the Loan Documents.

         SECTION 6.12. Change in Fiscal Year. The Borrower will not change its Fiscal Year without the consent of the Required Lenders, which consent shall not be unreasonably withheld.

         SECTION 6.13. Environmental Matters. The Borrower will not, and will not permit any Third Party to, use, produce, manufacture, process, treat, recycle, generate, store, dispose of, manage at, or otherwise handle, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance in all material respects with all applicable Environmental Requirements.


         SECTION 6.14. Transactions with Affiliates. Neither the Borrower nor any of its Subsidiaries shall enter into, or be a party to, any transaction with any Affiliate of the Borrower or such Subsidiary, except as permitted by law and in the ordinary course of business and pursuant to reasonable terms which are no less favorable to Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person which is not an Affiliate.



                                  ARTICLE VII

                                    DEFAULTS

         SECTION 7.01. Events of Default. If one or more of the following events ("Events of Default") shall have occurred and be continuing at any time:

                 (a) the Borrower shall fail to pay when due any principal of any Loan or shall fail to pay any interest on any Loan within 3 Business Days after such interest shall become due, or shall fail to pay any fee or other amount payable hereunder within 5 Business Days after such fee or other amount becomes due; or

                 (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.01(e), Section 5.02(ii), or Sections
         6.01 through 6.10 inclusive;

                 (c) the Borrower shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof has been given to the Borrower by the Agent at the request of any Lender or (ii) the Borrower otherwise becomes aware of any such failure; or

                 (d) any representation, warranty, certification or statement made or incorporated by reference in Article IV or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

                 (e) the Borrower or any Subsidiary shall fail to make any payment in respect of Debt outstanding in the aggregate principal amount of $5,000,000 or greater (other than (i) the Notes and (ii) Debt held by the Borrower owed by a Consolidated Subsidiary or Debt held by a Consolidated Subsidiary owed by the Borrower) when due or within any applicable grace period; or

                 (f) an "Event of Default" shall occur under any of the other Loan Documents; provided, that, should any such "Event of Default" be waived by the Required Lenders (of, if required by Section 9.06(a) or the terms of such other Loan Document, all Lenders), then, such waiver shall operate as a waiver of an Event of Default arising under this Section 7.01(f) as a result of same; or

                 (g) any event or condition shall occur which results in the acceleration of the maturity of Debt outstanding of the Borrower or any Subsidiary (other than (i) the Notes and (ii) Debt held by the Borrower owed by a Consolidated Subsidiary or Debt held by a Consolidated Subsidiary owed by the Borrower) in the aggregate principal amount of $5,000,000 or greater (including, without limitation, any "put" of such Debt to the Borrower or any Subsidiary) or enables (or, with the giving of notice or lapse of time or both, would enable) the holders of such Debt or any Person acting on such holders' behalf to accelerate the maturity thereof (including, without limitation, any "put" of such Debt to the Borrower or any Subsidiary); or

                 (h) the Borrower or any Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

                 (i) an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

                 (j) the Borrower or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Borrower, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce
         Section 515 or 4219(c) (5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Borrower or any other member of the Controlled Group shall enter into, contribute or be obligated to contribute to, terminate or incur any withdrawal liability with respect to, a Multiemployer Plan; provided, that no Default or Event of Default shall arise under this paragraph
         (j) so long as the maximum potential liability to the Borrower or any member of the Controlled Group shall be not greater than $500,000; or

                 (k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $5,000,000, shall be rendered against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days; or

                 (l) a federal tax lien shall be filed against the Borrower under Section 6323 of the Code or a lien of the PBGC shall be filed against the Borrower under Section 4068 of ERISA and in either case such lien shall (i) secure an obligation, or asserted obligation, in excess of $500,000 and (ii) remain undischarged or unstayed for a period of 30 days after the date of filing; or

                 (m) (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of the voting stock of National Data Corporation; or (ii) as of any date a majority of the Board of Directors of National Data Corporation consists of individuals who were not either (A) directors of National Data Corporation as of the corresponding date of the previous year, (B) selected or nominated to become directors by the Board of Directors of National Data Corporation of which a majority consisted of individuals described in clause (A), or (C) selected or nominated to become directors by the Board of Directors of National Data Corporation of which a majority consisted of individuals described in clause (A) and individuals described in clause (B); or

                 (n) (i) prior to the LLC Conversion Date, National Data Corporation and its Subsidiaries shall cease to be the "Majority in Interest" (as defined in the LLC Operating Agreement on the Closing
         Date) of the Borrower or its successor, or shall cease to have the right under the LLC Operating Agreement to designate a majority of the Board of Directors of the Borrower; or (ii) as of any date on or after the LLC Conversion Date, (A) any Person or two or more Persons acting in concert (other than National Data Corporation and its Subsidiaries) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of the voting stock of the Borrower; or (B) a majority of the Board of Directors of the Borrower consists of individuals who were not either (x) directors of the Borrower as of the corresponding date of the previous year, (y) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (x), or (z) selected or nominated to become directors by the Board of Directors of the Borrower of which a majority consisted of individuals described in clause (x) and individuals described in clause (y); or

                 (o) the dissolution or liquidation of the Borrower under the LLC Operating Agreement or under applicable law, or the consummation of any LLC Conversion, other than a Permitted LLC conversion; or

                 (p) the occurrence of any event, act, occurrence, or condition which all of the Lenders determine either does or has a reasonable probability of causing a Material Adverse Effect; provided, however, that (i) this Section 7.01(p) shall cease to have any force or effect subsequent to the date that the Borrower delivers to the Lenders the audited financial statements for the Fiscal Year ending May 31, 1997, as required by Section 5.01(a), unless on or before such date the Agent has commenced the exercise of the remedies provided in this Section 7.01 as a result of an Event of Default having been declared pursuant to this Section 7.01(p), and (ii) solely for purposes of this Section 7.01(p), no Material Adverse Effect shall be deemed to exist unless the conditions set forth in clause (b) or clause (c) of the definition of "Material Adverse Effect" shall be satisfied; or

                 (q) (i) any of the Subsidiary Guarantees shall cease to be enforceable or (ii) the Borrower or any Subsidiary Guarantor shall assert that any Loan Document is not enforceable;

then, and in every such event, (i) the Agent shall, if requested by the Required Lenders (or, solely in the case of Section 7.01(p), all of the Lenders), by notice to the Borrower terminate the Commitments and they shall thereupon terminate, (ii) any Lender may terminate its obligation to fund a Competitive Bid Loan; and (iii) the Agent shall, if requested by the Required Lenders (or, solely in the case of Section 7.01(p), all of the Lenders), by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest at the rate specified in Section 2.05(e) accruing on the principal amount thereof from and after the date of such Event of Default; provided that if any Event of Default specified in paragraph (h) or (i) above occurs with respect to the Borrower, without any notice to the Borrower or any other act by the Agent or the

Lenders, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower together with interest thereon at the rate specified in Section 2.05(e) accruing on the principal amount thereof from and after the date of such Event of Default. Notwithstanding the foregoing, the Agent shall have available to it all other remedies at law or equity, and shall exercise any one or all of them at the request of the Required Lenders.

         SECTION 7.02. Notice of Default. The Agent shall give notice to the Borrower of any Default under Section 7.01(c) promptly upon being requested to do so by any Lender and shall thereupon notify all the Lenders thereof.


                                  ARTICLE VIII

                                   THE AGENT

         SECTION 8.01. Appointment; Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. The Agent: (a) shall have no duties or responsibilities except as expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender; (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any Lender under, this Agreement or any other Loan Document, or for the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower to perform any of its obligations hereunder or thereunder; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Required Lenders, and then only on terms and conditions satisfactory to the Agent, and (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or wilful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights as a third party beneficiary of any of the provisions hereof, other than the right of the Borrower to consent to the appointment of a successor Agent as set forth in the second sentence of Section 8.09. In performing its functions and duties under this Agreement and under the other Loan Documents, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender.

         SECTION 8.02. Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants or other experts selected by the Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders in any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

         SECTION 8.03. Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or an Event of Default (other than the nonpayment of principal of or interest on the Loans) unless the Agent has received notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or an Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall give each Lender prompt notice of each nonpayment of principal of or interest on the Loans whether or not it has received any notice of the occurrence of such nonpayment. The Agent shall (subject to Section 8.08 and Section 9.06) take such action hereunder with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

         SECTION 8.04. Rights of Agent as a Lender. With respect to the Loans made by it, First Chicago in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include First Chicago a in its individual capacity. The Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with the Borrower and any of its Affiliates) as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Borrower (in addition to any agency fees and arrangement fees heretofore agreed to between the Borrower and the Agent) for services in connection with this Agreement or any other Loan Document or otherwise without having to account for the same to the Lenders.

         SECTION 8.05. Indemnification. Each Lender severally agrees to indemnify the Agent, to the extent the Agent shall not have been reimbursed by the Borrower, ratably in accordance with its Commitment, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including, without limitation, counsel fees and disbursements) or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (excluding, unless an Event of Default has occurred and is continuing, the normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or any such other documents; provided, however that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or wilful misconduct of the Agent. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

         SECTION 8.06. Payee of Note Treated as Owner. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the provisions of Section 9.08(c) have been satisfied. Any requests, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of that Note or of any Note or Notes issued in exchange therefor or replacement thereof.

         SECTION 8.07. Nonreliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of the Borrower or any other Person. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any other Person (or any of their Affiliates) which may come into the possession of the Agent.

         SECTION 8.08. Failure to Act. Except for action expressly required of the Agent hereunder or under the other Loan Documents, the Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 8.05 against any and all liability and expense which may be incurred by the Agent by reason of taking, continuing to take, or failing to take any such action.

         SECTION 8.09. Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the Lenders and the Borrower and the Agent may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, provided that so long as no Event of Default shall have occurred and be continuing, such appointment shall be subject to the prior written consent of the Borrower, which consent shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent's notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any successor Agent shall be a bank which has a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VIII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent hereunder.

         SECTION 8.10. LIMITATION OF DAMAGES. THE AGENT SHALL NOT BE RESPONSIBLE OR LIABLE TO ANY PERSON OR ENTITY FOR ANY PUNITIVE OR EXEMPLARY DAMAGES WHICH MAY BE ALLEGED AGAINST THE AGENT IN ITS AGENCY CAPACITY AS A RESULT OF THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.


                                   ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, telecopier or similar writing) and shall be given to such party at its address or telecopier or telex number set forth on the signature pages hereof or such other address or telecopier or telex number as such party may hereafter specify for the purpose by notice to each other party. Each such notice, request or other communication shall be effective (i) if given by telecopier or telex, when such telecopier or telex is transmitted to the telecopier or telex number specified in this Section and the appropriate confirmation or answerback is received, (ii) if given by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent under Article II shall not be effective until received.

         SECTION 9.02. No Waivers. No failure or delay by the Agent, any Lender or the Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 9.03.    Expenses; Documentary Taxes.  The Borrower shall pay
(i) all reasonable out-of-pocket costs and expenses of the Agent, including the fees and disbursements of Agent's counsel (including King & Spalding and the allocated costs of any employees of the Agent acting as such counsel), in connection with the preparation of this Agreement and the other Loan Documents, any waiver or consent hereunder or thereunder or any amendment and (ii) if a Default occurs, all reasonable out-of-pocket expenses incurred by the Agent and any Lender, including reasonable fees and disbursements of counsel, in connection with such Default and collection and other enforcement proceedings resulting therefrom, including reasonable out-of-pocket expenses incurred in enforcing this Agreement and the other Loan Documents. The Borrower shall indemnify the Agent and each Lender against any transfer taxes, documentary taxes, assessments or charges made by any Authority by reason of the execution and delivery of this Agreement or the other Loan Documents.

         SECTION 9.04.    Indemnification.

                 (a) The Borrower shall indemnify the Agent, the Lenders and each affiliate thereof and their respective directors, officers, employees and agents (each an "Indemnified Party") from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, insofar as such losses, liabilities, claims or damages arise out of or result from any actual or proposed use by the Borrower of the proceeds of any extension of credit by any Lender hereunder or breach by the Borrower of this Agreement or any other Loan Document or from any investigation, litigation or other proceeding (including any threatened investigation or proceeding) relating to the foregoing (an "Indemnity Proceeding"), and the Borrower shall reimburse each Indemnified Party, upon demand (but no more frequently than every Fiscal Quarter) for any reasonable expenses (including, without limitation, reasonable legal fees) incurred in connection with any such investigation or proceeding ("Claims and Expenses"); but excluding any such losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or wilful misconduct of the Indemnified Party; provided, that should the Borrower pay any amounts to the Agent or the Lenders due to this Section, and it shall be determined that the harm being indemnified against resulted from the Agent's or any Lender's gross negligence or wilful misconduct, then such party receiving such payment shall rebate such payment to the Borrower, together with interest thereon accruing at the Federal Funds Rate from the date such payment was made until the date such rebate is received by the Borrower (calculated for the actual number of days elapsed on the basis of a 365 day year).

                 (b) If the Borrower is required to indemnify an Indemnified Party pursuant hereto and has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

                 (c) If a claim is to be made by an Indemnified Party under this Section, the Indemnified Party shall give written notice to the Borrower promptly after the Indemnified Party receives actual notice of any Claims and Expenses incurred or instituted for which the indemnification is sought; provided, that, the failure to give such prompt notice shall not decrease the Claims and Expenses payable by the Borrower, except to the extent that such failure has caused the Borrower to forfeit any substantive right of a material nature. If requested by the Borrower in writing, and so long as (i) no Event of Default shall have occurred and be continuing and (ii) the Borrower has acknowledged in writing to the Indemnified Party that the Borrower shall be obligated under the terms of its indemnity hereunder in connection with such Indemnity Proceeding (subject to the exclusion of any losses, liabilities, claims, damages or expenses incurred by reason of the gross negligence or willful misconduct of the Indemnified Party), the Borrower may, at its election, conduct the defense of any such Indemnified Proceeding to the extent such contest may be conducted in good faith on legally supported grounds. If any lawsuit or enforcement action is filed against any Indemnified Party entitled to the benefit of indemnity under this Section, written notice thereof shall be given to the Borrower as soon as practicable (and in any event within 15 days after the service of the citation or summons). Notwithstanding the foregoing, the failure so to notify the Borrower as provided in this Section will not relieve the Borrower from liability hereunder. After such notice, the Borrower shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage counsel of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, at the Borrower's cost, risk and expense; provided however, that the Borrower and its counsel shall proceed with diligence and in good faith with respect thereto. If (i) the engagement of such counsel by the Borrower would present a conflict of interest which would prevent such counsel from effectively defending such action on behalf of the Indemnified Party, (ii) the defendants in, or targets of, any such lawsuit or action include both the Indemnified Party and Borrower, and the Indemnified Party reasonably concludes that there may be legal defenses available to it that are different from or in addition to those available to the Borrower, (iii) the Borrower fails to assume the defense of the lawsuit or action or to employ counsel reasonably satisfactory to such Indemnified Party, in either case in a timely manner, or
(iv) an Event of Default shall occur and be continuing, then such Indemnified Party may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower will pay the fees and disbursements of such counsel; provided, however that each Indemnified Party shall, in connection with any matter covered by this Section which also involves other

Indemnified Parties, use reasonable efforts to avoid unnecessary duplication of efforts by counsel for all indemnities. Should the Borrower be entitled to conduct the defense of any Indemnity Proceeding pursuant to the terms of this Section, the Indemnified Party shall cooperate (with all Claims and Expenses associated therewith to be paid by the Borrower) in all reasonable respects with the Borrower and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however that the Indemnified Party may, at its own cost (except as set forth in, and in accordance with, the foregoing sentence), participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom.

                 (d) The Agent and each Lender agree that in the event that any Indemnity Proceeding is asserted or threatened in writing or instituted against it or any other party entitled to indemnification hereunder, the Agent or such Lender shall promptly notify the Borrower thereof in writing and agree, to the extent appropriate, to consult with the Borrower with a view to minimizing the cost to the Borrower of its obligations under this Section; provided, that, the failure to so notify the Borrower will not relieve the Borrower from liability hereunder except to the extent such failure has caused the Borrower to forfeit any substantive right of a material nature.

         SECTION 9.05. Sharing of Setoffs. Each Lender agrees that if it shall, by exercising any right of setoff or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest owing with respect to the Note held by it which is greater than the proportion received by any other Lender in respect of the aggregate amount of all principal and interest owing with respect to the Note held by such other Lender, the Lender receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Lenders owing to such other Lenders, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Lenders owing to such other Lenders shall be shared by the Lenders pro rata; provided that (i) nothing in this Section shall impair the right of any Lender to exercise any right of setoff or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes, and
(ii) if all or any portion of such payment received by the purchasing Lender is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price of such participation to the extent of such recovery together with an amount equal to such other Lender's ratable share (according to the proportion of (x) the amount of such other Lender's required repayment to (y) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

         SECTION 9.06.    Amendments and Waivers.

                 (a) Except as otherwise specifically provided herein, any provision of this Agreement, the Notes or any other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if the rights or duties of the Agent are affected thereby, by the Agent); provided that, except as provided in the next succeeding proviso, no such amendment or waiver shall, unless signed by all Lenders, (i) change the Commitment of any Lender or subject any Lender to any additional obligation, (ii) change the principal of or rate of interest on any Loan or any fees hereunder (other than fees payable under the Agent's Letter Agreement), (iii) change the date fixed for any payment of principal of or interest on any Loan or any fees (other than fees payable under the Agent's Letter Agreement) hereunder (including, without limitation, any payments required to be made pursuant to Section 2.05(a)(iii)),
(iv) change the amount of principal, interest or fees due on any date fixed for the payment thereof, (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement, (vi) change the manner of application of any payments made under this Agreement or the Notes, or (vii) reduce any obligation owed under or release any Guarantee (except as permitted under Section 5.04 or 6.10 in connection with the dissolution, sale or other disposition of a Subsidiary Guarantor) given to support payment of the Loans.

                 (b) The Borrower will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement unless each Lender shall be informed thereof by the Borrower and shall be afforded an opportunity of considering the same and shall be supplied by the Borrower with both (i) reasonably sufficient information to enable it to make an informed decision with respect thereto, and
(ii) substantially the same information as supplied by the Borrower to any other Lender. Executed or true and correct copies of any waiver or consent effected pursuant to the provisions of this Agreement shall be delivered by the Borrower to each Lender within two Business Days following the date on which the same shall have been executed and delivered by the requisite percentage of Lenders. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any Lender (in its capacity as such) as consideration for or as an inducement to the entering into by such Lender of any waiver or amendment of any of the terms and provisions of this Agreement unless such remuneration is concurrently paid, on the same terms, ratably to all such Lenders.

         SECTION 9.07. No Margin Stock Collateral. Each of the Lenders represents to the Agent, each of the other Lenders and the Borrower that it in good faith is not, directly or indirectly (by negative pledge or otherwise), relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

         SECTION 9.08.    Successors and Assigns.

                 (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Agent and the Lenders.

                 (b) Any Lender may at any time sell to one or more Persons (each a "Participant") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment hereunder or any other interest of such Lender hereunder. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. In no event shall a Lender that sells a participation be obligated to the Participant to take or refrain from taking any action hereunder except that such Lender may agree that it will not (except as provided below), without the consent of the Participant, agree to (i) the change of any date fixed for the payment of principal of or interest on the related loan or loans, (ii) the change of the amount of any principal, interest or fees due on any date fixed for the payment thereof with respect to the related loan or loans, (iii) the change of the principal of the related loan or loans, (iv) any change in the rate at which either interest is payable thereon or (if the Participant is entitled to any part thereof) facility fee is payable hereunder from the rate at which the Participant is entitled to receive interest or facility fee (as the case may be) in respect of such participation, or (v) reduction of any obligation owing under or the release of any Guarantee (except as permitted under Section 5.04 or 6.12 in connection with the dissolution, sale or other disposition of a Subsidiary Guarantor) given to support payment of the Loans. Each Lender selling a participating interest in any Loan, Note, Commitment or other interest under this Agreement, other than a Competitive Bid Loan or Competitive Bid Note, shall, within 10 Business Days of such sale, provide the Borrower and the Agent with written notification stating that such sale has occurred and identifying the Participant and the interest purchased by such Participant. The Borrower acknowledges and agrees that the benefits of Sections 2.06 through
2.09 shall continue in effect with respect to the full amount of each Lender's Loans and Commitment, notwithstanding its sale of participating interests therein as contemplated hereby.

                 (c) Any Lender may at any time assign to one or more banks or financial institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes, and any other Loan Documents, and such Assignee shall assume all such rights and obligations, pursuant to an Assignment Agreement in the form attached hereto as Exhibit "F", executed by such Assignee, such transferor Lender and the Agent (and, in the case of an Assignee that is not then a Lender, by the Borrower); provided that (i) no interest may be sold by a Lender pursuant to this paragraph (c) unless the Assignee shall agree to assume ratably equivalent portions of the transferor Lender's Commitment, (ii) the amount of the Commitment of the assigning Lender subject to such assignment (determined as of the effective date of the assignment) shall be equal to $5,000,000 (or any larger multiple of $1,000,000), and (iii) no interest may be sold by a Lender pursuant to this paragraph (c) to any Assignee that is not then a Lender, or an Affiliate of a Lender, without the prior written consent of the Borrower and the Agent, which consent of the Borrower and the Agent shall not be unreasonably withheld or delayed. Upon (A) execution of the Assignment Agreement by such transferor Lender, such Assignee, the Agent and (if applicable) the Borrower, (B) delivery of a Notice of Assignment and an executed copy of the Assignment Agreement to the Borrower and the Agent, (C) payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, and (D) payment of a processing and recordation fee of $2,500 to the Agent, such Assignee shall, on the "Effective Date" as provided in the Assignment Agreement, for all purposes be a Lender party to this Agreement and shall have all the rights and obligations of a Lender under this Agreement to the same extent as if it were an original party hereto with a Commitment as set forth in such instrument of assumption, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by the Borrower, the Lenders or the Agent shall be required. Upon the consummation of any transfer to an Assignee pursuant to this paragraph (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to such Assignee and, if necessary, a new Note shall be issued to the transferor Lender.

                 (d) Subject to the provisions of Section 9.09, the Borrower authorizes each Lender to disclose to any Participant, Assignee or other transferee (each a "Transferee") and any prospective Transferee any and all financial information in such Lender's possession concerning the Borrower which has been delivered to such Lender by the Borrower pursuant to this Agreement or which has been delivered to such Lender by the Borrower in connection with such Lender's credit evaluation prior to entering into this Agreement.

                 (e) Transferees shall be entitled to receive a greater payment under Section 2.06 or 2.07 than the transferor Lender would have been entitled to receive with respect to the rights transferred, only if such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 2.10 requiring such Lender to designate a different Lending Installation under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

                 (f) Anything in this Section 9.08 to the contrary notwithstanding, any Lender may assign and pledge all or any portion of the Loans and/or obligations owing to it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, provided that any payment in respect of such assigned Loans and/or obligations made by the Borrower to the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower's obligations hereunder in respect of such assigned Loans and/or obligations to the extent of such payment. No such assignment shall release the assigning and/or pledging Lender from its obligations hereunder.

         SECTION 9.09. Confidentiality. Each Lender agrees to exercise its reasonable efforts and in any event not less than the same degree of care as it uses to maintain its own confidential information in maintaining the confidentiality of any information delivered or made available by the Borrower to it which is clearly indicated to be confidential information from any one other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided, however that nothing herein shall prevent any Lender from disclosing such information (i) to any other Lender or an affiliate of any Lender, (ii) upon the order of any court or administrative agency, (iii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (iv) which has been publicly disclosed by means which are not violative of this Section 9.09, (v) to the extent reasonably required in connection with any litigation to which the Agent, any Lender or their respective Affiliates may be a party, (vi) to the extent reasonably required in connection with the exercise of any right, power of remedy hereunder or under any of the other Loan Documents, (vii) to such Lender's legal counsel and independent auditors and (viii) to any actual or proposed Participant, Assignee or other Transferee of all or part of its rights hereunder which has agreed in writing (aa) to be bound by the provisions of this Section 9.09 and (bb) that the Borrower is a third party beneficiary of such agreement, and (cc) to return all copies of the confidential information to the Agent if the proposed assignment or participation is not consummated.

         SECTION 9.10. Representation by Lenders. Each Lender hereby represents that it is a commercial lender or financial institution which makes Loans in the ordinary course of its business and that it will make its Loans hereunder for its own account in the ordinary course of such business; provided, however that, subject to Section 9.08, the disposition of the Note or Notes held by that Lender shall at all times be within its exclusive control.

         SECTION 9.11. Obligations Several. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or commitment of any other Lender hereunder. Nothing contained in this Agreement and no action taken by Lenders pursuant hereto shall be deemed to constitute the Lenders to be a partnership, an, association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement or any other Loan Document and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

         SECTION 9.12. Georgia Law. This Agreement and each Note shall be construed in accordance with and governed by the law of the State of Georgia without regard to the effect of conflicts of laws.

         SECTION 9.13. Interpretation. No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

         SECTION 9.14. WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION. THE BORROWER (A) AND EACH OF THE LENDERS AND THE AGENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, (B) SUBMITS TO THE NONEXCLUSIVE PERSONAL JURISDICTION IN THE STATE OF GEORGIA, THE COURTS THEREOF AND THE UNITED STATES DISTRICT COURTS SITTING THEREIN, FOR THE ENFORCEMENT OF THIS AGREEMENT, THE NOTES AND THE OTHER LOAN DOCUMENTS, AND (C) WAIVES ANY AND ALL PERSONAL RIGHTS UNDER THE LAW OF ANY JURISDICTION TO OBJECT ON ANY BASIS (INCLUDING, WITHOUT LIMITATION, INCONVENIENCE OF FORUM) TO JURISDICTION OR VENUE WITHIN THE STATE OF GEORGIA FOR THE PURPOSE OF LITIGATION TO ENFORCE THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS. NOTHING HEREIN CONTAINED, HOWEVER, SHALL PREVENT THE AGENT OR THE BANKS FROM BRINGING ANY ACTION OR EXERCISING ANY RIGHTS AGAINST THE BORROWER PERSONALLY, AND AGAINST ANY ASSETS OF THE BORROWER, WITHIN ANY OTHER STATE OR JURISDICTION.

         SECTION 9.15. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

         SECTION 9.16. Severability. In case any one or more of the provisions contained in this Agreement, the Notes or any of the other Loan Documents should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby and shall be enforced to the greatest extent permitted by law.

         SECTION 9.17. Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, "Interest") exceed the highest rate of interest allowed by applicable law (the "Maximum Rate"), and in the event any such payment is inadvertently received by any Lender, then the excess sum (the "Excess") shall be credited as a payment of principal, unless the Borrower shall notify such Lender in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that the Borrower not pay and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under applicable law. The right to accelerate maturity of any of the Loans does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the

Agent and the Lenders do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Agent or the Lenders hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, the Borrower covenants, to the fullest extent permitted by law, that
(i) the credit or return of any Excess shall constitute the acceptance by the Borrower of such Excess, and (ii) the Borrower shall not seek or pursue any other remedy, legal or equitable, against the Agent or any Bank, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Agent or any Lender, all interest at any time contracted for, charged or received from the Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. The Borrower, the Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and (ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by the Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by the Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or member, as the case may be, as of the day and year first above written.

                                            GLOBAL PAYMENT SYSTEMS LLC



Address for Notices:                        By:
- --------------------                           ---------------------------------
                                               Name:   M.P. Stevenson
4 Corporate Square                             Title:  Treasurer
Atlanta, Georgia 30329-2010
Attention:  Office of Corporate Secretary   Attest:
Telecopier No.: 404/728-2990                       -----------------------------
                                                   Name:   E. Michael Ingram
                                                   Title:  Secretary





                                            THE FIRST NATIONAL BANK OF CHICAGO,
                                            as Agent and as a Lender



Address for Notices                         By:
- -------------------                            ---------------------------------
                                               Name:
One First National Plaza                              --------------------------
Mail Suite 0167, Tenth Floor                   Title:
Chicago, Illinois 60670                               --------------------------
Attention: Edwin A. Adams, Jr.
Telecopier No.: 312/732-5435

INITIAL COMMITMENT:                         Lending Installation:
- ------------------                          --------------------
   $24,000,000
                                            One First National Plaza
                                            Chicago, Illinois

COMMITMENT ON AND AFTER
  COMMITMENT REDUCTION
  DATE:
- -----------------------
   $20,000,000

                             SUNTRUST BANK, ATLANTA



Address for Notices                         By:
- -------------------                            ---------------------------------
                                               Name:
25 Park Place, N.E.                                   --------------------------
23rd Floor                                     Title:
Atlanta, Georgia 30303                                --------------------------
Attention: Dennis James
Telecopier No.:404/588-8833                 By:
                                               ---------------------------------
                                               Name:
                                                      --------------------------
                                               Title:
                                                      --------------------------

INITIAL COMMITMENT:                         Lending Installation:
- ------------------                          --------------------
   $16,000,000
                                            25 Park Place, N.E.
                                            Atlanta, Georgia

COMMITMENT ON AND AFTER
  COMMITMENT REDUCTION
  DATE:
- -----------------------
   $13,333,333

                                            WACHOVIA BANK OF GEORGIA, N.A.



Address for Notices                         By:
- -------------------                            ---------------------------------
                                               Name:
191 Peachtree Street                                  --------------------------
29th Floor                                     Title:
Atlanta, Georgia 30303                                --------------------------
Attention: William B. Nixon
Telecopier No.: 404/332-5016


INITIAL COMMITMENT:                        Lending Installation:
- ------------------                         --------------------
   $20,000,000
                                           191 Peachtree Street
                                           Atlanta, Georgia

COMMITMENT ON AND AFTER
  COMMITMENT REDUCTION
  DATE:
- -----------------------
   $16,666,667





INITIAL AGGREGATE COMMITMENT:
- ----------------------------
   $60,000,000


AGGREGATE COMMITMENT ON AND
 AFTER COMMITMENT REDUCTION DATE:
- --------------------------------
   $50,000,000